UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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JIVE SOFTWARE, INC.
(Exact Name of Registrant as Specified In Its Charter)

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JIVE SOFTWARE, INC.
325 LYTTON AVENUE, SUITE 200
PALO ALTO, CALIFORNIA 94301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Daylight Time on Friday, May 20, 2016

TO THE HOLDERS OF COMMON STOCK OF JIVE SOFTWARE, INC.:

The 2016 annual meeting of stockholders (the "Annual Meeting") of Jive Software, Inc., a Delaware corporation, will be held on Friday, May 20, 2016, at 8:00 a.m. Pacific Daylight Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect three Class II directors to serve until the 2019 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

3.	To approve the compensation of the named executive officers for the fiscal year ended December 31, 2015 in a non-binding advisory vote, as described in this proxy statement;

4.	To approve a stock option exchange program for employees (excluding our named executive officers and directors) in a non-binding advisory vote, as described in this proxy statement; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The board of directors of Jive Software, Inc. has fixed the close of business on March 24, 2016 as the record date for the Annual Meeting. Only stockholders of record of our common stock on March 24, 2016 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

We are first mailing the accompanying proxy statement and accompanying forms of proxy and voting instructions on or about April 27, 2016 to holders of shares of our common stock as of Thursday March 24, 2016, the record date for the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under The Nasdaq Stock Market rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the Annual Meeting, including the election of directors, unless you have given instructions to your broker prior to the Annual Meeting.

We appreciate your continued support of Jive Software, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Elisa Steele
Chief Executive Officer, President and Director
Palo Alto, California
April 27, 2016

JIVE SOFTWARE, INC.
325 Lytton Avenue, Suite 200
Palo Alto, California 94301
("Jive" or the "Company")

PROXY STATEMENT
FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
to be held at 8:00 a.m. Pacific Daylight Time on May 20, 2016

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the 2016 annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 20, 2016, at 8:00 a.m. Pacific Daylight Time and any postponements or adjournments thereof. The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C. located at 650 Page Mill Road, Palo Alto, California 94304. We first mailed this proxy statement and accompanying forms of proxy and voting instructions on or about April 27, 2016 to holders of shares of our common stock as of Thursday March 24, 2016, the record date for the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?
You will be voting on:

•	the election of three Class II directors to hold office until the 2019 annual meeting of stockholders and until their successors are elected and qualified;

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	to approve named executive officer compensation in a non-binding advisory vote;

•	to approve a stock option exchange program for employees (excluding our named executive officers and directors) in a non-binding advisory vote; and

•	any other business that may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?
The board of directors recommends a vote:

•	FOR the election of three Class II directors;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	FOR the approval of named executive officer compensation pursuant to a non-binding advisory vote; and

•	FOR the approval of a stock option exchange program for employees (excluding our named executive officers and directors) pursuant to a non-binding advisory vote.

Who is entitled to vote?
Holders of our common stock as of the close of business on March 24, 2016, the record date, may vote at the Annual Meeting. As of the record date, we had 76,592,147 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement and accompanying forms of proxy card and voting instructions were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and this proxy statement and accompanying forms of proxy card and voting instructions was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?
There are four ways to vote:

•
by Internet at http://www.envisionreports.com/JIVE 24 hours a day, seven days a week, until 11:59 p.m. EDT on May 19, 2016 (have your proxy card in hand when you visit the website); we encourage you to vote this way as it is the most cost-effective method;

•	by toll-free telephone at 1-800-652-VOTE (8683) (have your proxy card in hand when you call);

•	by completing and mailing your proxy card; or

•	by written ballot at the Annual Meeting.

Can I change my vote?
Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Jive Software, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•
Proposal No. 2: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are treated as shares present and entitled to vote for purposes of such proposal; therefore, they will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 3: For the non-binding advisory vote on named executive officer compensation, the votes that stockholders cast “for” must exceed the votes stockholders cast “against” to approve named executive officer compensation. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting; therefore, they will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, our board of directors and the compensation committee of our board of directors (the “Compensation Committee”) will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•
Proposal No. 4: For the non-binding advisory vote on our stock option exchange program for employees (excluding our named executive officers and directors), the votes that stockholders cast "for" must exceed the votes stockholders cast "against" to approve the option exchange program. Abstentions are treated as shares represented in person or by proxy and entitle to vote at the Annual Meeting; therefore, they will have the same effect as votes "against" the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, our board of directors and the Compensation Committee will review the voting results and take them into consideration when making its decision regarding launching an option exchange program.

How are proxies solicited for the Annual Meeting?
The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of reasonable out-of-pocket expenses.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter – the proposal to ratify the appointment of KPMG LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the approval of our named executive officer compensation on a non-binding advisory basis and the approval of the option exchange program on a non-binding advisory basis.

Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Jive or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of ten members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of generally three years and until their successors are elected and qualified, subject to earlier resignation or removal. There is no cumulative voting for election of directors. Our amended and restated bylaws allow our board of directors to set the number of directors from time to time by resolution.

Immediately prior to our 2016 annual meeting, the number of authorized directors will be reduced from ten to eight directors as the terms of Messrs. Lanfri and Schlein as directors are expiring and they are not standing for re-election. Upon the recommendation of the nominating and corporate governance committee of our board of directors (the “Nominating and Corporate Governance Committee”), we are nominating Gabrielle Toledano, Stephen Darcy and Philip Koen. If elected, Ms. Toledano, and Messrs. Darcy and Koen will each hold office for a three-year term until our annual meeting of stockholders to be held in 2019.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the other current members of our board of directors. All information is as of April 8, 2016.

Directors with terms expiring at the Annual Meeting/Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Stephen ("Steve") R. Darcy(3)	II	61	Director	2016	2016	2019
Philip Koen(1)(2)	II	64	Director	2016	2016	2019
Gabrielle Toledano(1)(2)	II	49	Director	2015	2016	2019

Continuing Directors
Margaret (“Marge”) A. Breya(3)	I	54	Director	2013	2018	-
Elisa A. Steele	I	49	Chief Executive Officer, President and Director	2015	2018	-
Thomas J. Reilly(1)	III	53	Director	2013	2017	-
Charles (“Chuck”) J. Robel(2)(3)	III	66	Director	2010	2017	-
Anthony Zingale	III	60	Chairman	2007	2017	-

Non-Continuing Directors
William A. Lanfri(2)(3)	II	63	Director	2008	2016	-
Theodore ("Ted") E. Schlein(1)	II	52	Director	2010	2016	-

(1)	Member of the Compensation Committee

(2)	Member of the Nominating and Corporate Governance Committee

(3)	Member of the Audit Committee

Nominees for Director

Stephen ("Steve") R. Darcy has served as a Director since April 2016. From 1976 through 2014, Mr. Darcy served in various positions at PricewaterhouseCoopers LLP (“PwC”), including Global Chief Quality Officer for the Audit Practice, a member of PwC’s Global Audit Practice Leadership Board and as one of PwC’s national SEC consulting partners. During Mr. Darcy’s tenure at PwC, he also managed their global Computer and Peripherals Industry Practice, global Semiconductor Industry Practice and the Silicon Valley Audit Practice. Mr. Darcy holds a B.S. in Business Administration from Old Dominion University. Mr. Darcy is being nominated for election to our board of directors due to his extensive accounting and auditing expertise, as well as his senior leadership experience.

Philip Koen has served as a Director since March 2016. Mr. Koen has served as Executive Chairman of Intermedia.net, Inc. ("Intermedia"), a mobile and integrated business cloud services company, since May 2015 and previously as CEO and Chairman of the board of directors of Intermedia from May 2011 through May 2015. Prior to joining Intermedia, Mr. Koen served as President of Montero Partners, an advisory services company, from January 2010 through May 2011. Previously, Mr. Koen also served as CEO and Director at Savvis, a global leader in cloud infrastructure and hosted IT solutions, which is now part of CenturyLink for business, from March 2006 through January 2010. Mr. Koen received a bachelor’s degree in Economics from Claremont McKenna College and an MBA from University of Virginia. Mr. Koen is being nominated for election to our board of directors due to his extensive experience as an executive of technology companies, and more specifically his experience with cloud based companies.

Gabrielle Toledano has served as a Director since November 2015. Ms. Toledano, has served as the Chief Talent Officer at Electronic Arts Inc., an interactive entertainment software company since February 2006. Prior to joining Electronic Arts, from 2002 to 2006 Ms. Toledano served as Chief Human Resources Officer at Siebel Systems, Inc., a supplier of customer software solutions and services. From 1996 to 2002, Ms. Toledano served in various human resources positions at Microsoft Corporation. Ms. Toledano currently serves on the board of directors of two privately held companies.  Ms. Toledano holds a B.A. in Modern Thought and Literature and an M.A. in Education from Stanford University. Ms. Toledano is being nominated for election to our board of directors due to her extensive experience as an executive in the HR field of various public companies.

Continuing Directors

Margaret (“Marge”) A. Breya has served as a Director since August 2013. Ms. Breya has served as Chief Marketing Officer at Ionic Security since January 2016. Prior to Ionic, Ms. Breya served as the Executive Vice President and Chief Marketing Officer at Informatica Corporation, a leading independent provider of enterprise data integration and data quality software and services, from December 2012 to August 2015. Prior to joining Informatica Corporation, she held various positions at Hewlett-Packard Company, a leading global provider of products, technologies, software, solutions and services, from November 2010 to December 2012, most recently as Senior Vice President of Marketing Services. Ms. Breya also served as Executive Vice President and General Manager at SAP, a market leader in enterprise application software, from January 2008 to November 2010. Ms. Breya has also served as Executive Vice President, General Manager and Chief Marketing Officer at Business Objects, an enterprise software company, and as Chief Marketing Officer and Chief Strategy Officer at BEA Systems, Inc., a provider of enterprise application infrastructure software that was acquired by Oracle Corporation, and as Senior Vice President of Marketing at Sun Microsystems, which was also acquired by Oracle Corporation. Ms. Breya received a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from the University of Oregon. Ms. Breya was selected to serve on our board of directors due to her previous experience and service as a member of our board of directors, her experience as Chief Marketing Officer of a public company and 25 years of general management experience in enterprise software businesses.

Thomas J. Reilly has served as a Director since April 2013. Mr. Reilly has served as the Chief Executive Officer of Cloudera, a developer and distributer of Hadoop, the open source software that powers the data processing engines of web sites, since June 2013. Prior to Cloudera, he served on the board of directors of Eloqua from June

2012 to February 2013. In addition, Mr. Reilly served as Vice President and General Manager of Enterprise Security at Hewlett-Packard Company (“HP”), a leading global provider of products, technologies, software, solutions and services, from November 2010 to May 2012. From December 2006 to May 2010, Mr. Reilly served as Chief Executive Officer of ArcSight, an enterprise security company, which HP acquired in 2010. Prior to this, from April 2004 to October 2006, Mr. Reilly was Vice President of Business Information Services for International Business Machines Corporation (“IBM”), a company that creates business value for clients and solves business problems through integrated solutions that leverage information technology and deep knowledge of business processes. Mr. Reilly currently serves on the board of directors of Cloudera and two private companies. Mr. Reilly holds a B.S. in Mechanical Engineering from the University of California, Berkeley. Mr. Reilly was selected to serve on our board of directors due to his experience as chief executive officer of a public company and 20 years of general management experience in the enterprise software industry ranging from start-up to public companies.

Charles (“Chuck”) J. Robel has served as a Director since December 2010. Mr. Robel served as Managing Member and Chief Operating Officer at Hummer Winblad Venture Partners, a venture capital fund, from June 2000 to December 2005. Mr. Robel began his career at PwC, from which he retired as a partner in June 2000, leading both their software and technology group and their merger and acquisition group during his tenure in Silicon Valley. Mr. Robel served as the Chairman of the board of directors of McAfee from June 2006 to March 2011 prior to the sale of McAfee to Intel Corporation. Mr. Robel also served as a member of the board of directors of DemandTec, Inc., from September 2006 to February 2012 prior to the sale of DemandTec to IBM. Mr. Robel served as a member of the board of directors of Palo Alto Networks from June 2011 to December 2014. Mr. Robel currently serves on the board of directors of Model N, GoDaddy Inc., and one privately held company. Mr. Robel holds a B.S. in Accounting from Arizona State University. Mr. Robel was selected to serve on our board of directors due to his extensive service as a board member of several other technology and software companies and his substantial experience and knowledge in the areas of financial expertise, strategic direction, mergers and acquisitions and corporate governance leadership.

Elisa A. Steele has served as a Director since February 2015. Ms. Steele is currently our Chief Executive Officer and President and previously served in the role of President and as a member of the Office of the CEO from November 2014 through February 2015. Prior to that, from January 2014 through August 2014, Ms. Steele served as our Executive Vice President of Strategy and Chief Marketing Officer and, from August 2014 through November 2014, Ms. Steele served as our Executive Vice President of Marketing and Products. From August 2013 to December 2013, Ms. Steele served as Corporate Vice President and Chief Marketing Officer of Consumer Applications and Services at Microsoft, Inc., a developer and marketer of software, services and related devices. Ms. Steele worked as Chief Marketing Officer of the Skype business (owned by Microsoft) from July 2012 to August 2013. Prior to that, Ms. Steele served as Executive Vice President and Chief Marketing Officer at Yahoo! Inc., an internet services company, from March 2009 to December 2011, and Senior Vice President of Corporate Marketing at NetApp from March 2005 to February 2009. Ms. Steele currently serves on the board of a privately held company. Ms. Steele holds an M.B.A. in Marketing and Management from San Francisco State University and a B.S. in Business Administration from University of New Hampshire. Ms. Steele was selected to serve on our board of directors due to the perspective and experience she brings as our Chief Executive Officer and President and her background as an executive in a number of large public technology companies.

Anthony Zingale currently serves as the Chairman of our board of directors. From November 2014 through November 2015, Mr. Zingale was our Executive Chairman. Prior to becoming Executive Chairman, Mr. Zingale served as our Chief Executive Officer from February 2010 through November 2014. He also served as a Director since October 2007 and as the Chairman of our board of directors since August 2011. From December 2004 to December 2006, he served as President and Chief Executive Officer of Mercury Interactive Corporation, a business technology optimization solutions provider that merged with Hewlett-Packard. From July 2009 until November 2012, Mr. Zingale served as a member of the board of directors of ServiceSource International, Inc. and from May 2007 until February 2011, he served on the board of directors of McAfee, Inc. Mr. Zingale currently serves on the boards of three privately held companies. Mr. Zingale holds a B.S. in Electrical and Computer Engineering and a B.S. in Business Administration from the University of Cincinnati. Mr. Zingale was selected to serve on our board of directors due to the perspective and experience he brings as our former Chief Executive Officer and his extensive background in the enterprise software industry.

Non-Continuing Directors

William A. Lanfri has served as an advisor since 2007 and as a Director since October 2008. Most recently, Mr. Lanfri served from November 2014 through February 2015 as a member of the Office of the CEO with Ms. Steele. From January 2006 through the present, Mr. Lanfri has been an independent investor and advisor to early stage technology companies. From 2006 to 2012, Mr. Lanfri served on the board of directors of Palo Alto Networks. From 2000 to 2003, Mr. Lanfri was Operating Partner at Accel Partners, an investment management firm. From 2000 to 2001, Mr. Lanfri also served as Chief Executive Officer of Big Bear Networks, Inc., a communications equipment company. Mr. Lanfri has an M.B.A. from Santa Clara University and a B.A. in Economics from the University of California at Davis. Mr. Lanfri was selected to serve on our board of directors due to his more than 25 years of background and experience in building enterprise networking and telecommunications companies.

Theodore (“Ted”) E. Schlein has served as a Director since July 2010. Mr. Schlein has served as a Managing Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, including as Vice President of Enterprise Products. He served on the board of directors of ArcSight, Inc., which was acquired by Hewlett Packard, from March 2002 to October 2010. Mr. Schlein serves on the boards of directors of Chegg Inc. and a number of privately held companies. Mr. Schlein holds a B.A. in Economics from the University of Pennsylvania. Mr. Schlein was selected to serve on our board of directors due to his extensive experience working with early-stage technology companies in the enterprise software and infrastructure markets, including ventures within the network and consumer security arena.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors (the “Audit Committee”) has appointed the firm of KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the fiscal year ending December 31, 2016. During our fiscal year ended December 31, 2015, KPMG served as our independent registered public accounting firm.

Notwithstanding its selection, and even if our stockholders ratify the selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Jive and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Our Audit Committee is submitting the selection of KPMG to our stockholders because we value our stockholders views on our independent registered public accounting firm and doing so is a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, our Audit Committee would reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed, or to be billed, by KPMG for professional services rendered with respect to the fiscal years ended December 31, 2015 and 2014. All of these services were approved by the Audit Committee:

	2015	2014
Audit Fees(1)	$819,700	$740,000
Audit-Related Fees(2)	23,500	22,500
Tax Fees	—	—
All Other Fees	—	—
	$843,200	$762,500

(1)
Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements and attestation of internal control and management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit related fees include fees for the annual audit of our employee benefit plan.

Auditor Independence

In 2015, there were no other professional services provided by KPMG that would have required the Audit Committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the Securities and Exchange Commission (the "SEC") and the Public Company Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•
Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•
Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF KPMG LLP.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our board of directors has adopted a policy to provide for a non-binding advisory vote by stockholders on an annual basis to approve the compensation of our named executive officers. This advisory vote, while not binding on our board of directors or the Compensation Committee, provides a means by which stockholders may confirm and approve the overall compensation package of the executive management team. The vote is an advisory vote to approve or disapprove the overall compensation package of our named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the executive compensation package in the future.

Our executive compensation policies, as described in “Compensation Discussion and Analysis” beginning on page 29 of this proxy statement, are designed to align the interests of our executive management team with those of our stockholders, provide competitive compensation to attract, motivate and retain experienced executive talent and reward achievement of our strategic goals and objectives, while providing a meaningful portion of total compensation that is dependent on our overall financial performance. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section, the Summary Compensation Table and related compensation tables, which outline the total compensation package and our compensation practices relative to our performance.

The vote is advisory and therefore not binding on Jive, the Compensation Committee, or our board of directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and we are providing the vote as required pursuant to Section 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee will consider the impact of this vote on our future compensation policies and decisions. At our 2015 annual meeting of stockholders, our stockholders approved the compensation of our named executive officers, with 79% of stockholder votes cast in favor of the say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2015, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our financial goals and in support of enhancing stockholder value. As a result, the Compensation Committee decided to retain our general approach with respect to our executive compensation programs, with an emphasis on delivering incentive compensation that rewards our executives commensurate with the value they deliver to our stockholders.

We are asking the stockholders to approve the following resolution to indicate their approval, on a non-binding advisory basis, of our named executive compensation:

That the holders of our common stock approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement. However, as this is an advisory vote, the result will not be binding on our board of directors, our Compensation Committee or us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4
ADVISORY VOTE TO APPROVE A STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES (EXCLUDING OUR NAMED EXECUTIVE OFFICERS AND DIRECTORS)

Our board of directors has determined that it would be in the best interests of Jive and our stockholders to implement a one-time stock option exchange program (the “Exchange Program”), as described in detail below. The Exchange Program would permit Eligible Employees (as defined below) to exchange their outstanding options to purchase shares of our common stock issued under our 2011 Equity Incentive Plan (the “2011 Plan”) and our 2007 Stock Incentive Plan (the "2007 Plan" and collectively with the 2011 Plan, the “Plans”) that have per share exercise prices that are above $6.58 as of the record date for the Annual Meeting (which is, as of the record date for the Annual Meeting, at least 25% above our then current stock price and above the 52-week high of our stock price) in exchange for a lesser number of restricted stock units (“RSUs”) (as determined in accordance with the exchange ratios described below) to be granted under our 2011 Plan. Each RSU represents an unfunded right to receive one share of our common stock on a fixed date in the future, which generally is the date on which the RSU vests. The new RSUs would be granted shortly following the expiration of the offer (the “Exchange Date”). None of our named executive officers or directors would be eligible to participate in the Exchange Program and do not stand to gain from the Exchange Program other than due to any value increase in the stock they hold in their general capacity as stockholders.

The vote is advisory and therefore not binding on Jive, the Compensation Committee, or our board of directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and the results of the vote will be taken into consideration in determining whether to implement the Exchange Program and the final terms and conditions of any Exchange Program we implement.

The board of directors believes the Exchange Program would enhance long-term stockholder value by improving our ability to incentivize and retain our employees (other than our named executive officers and directors) while minimizing the incremental compensation expense to Jive, as well as reducing our equity award “overhang” (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of our common stock outstanding) through the cancellation of outstanding options that currently provide no meaningful retention or incentive value to our employees. Additionally, the board of directors believes that the Exchange Program creates retention value for Jive by requiring employees to “re-earn” their new RSUs granted pursuant to the Exchange Program through a new vesting schedule.

Reasons for the Exchange Program

Equity awards have been, and continue to be, a key part of our incentive compensation and retention program and are designed to motivate and reward employees’ efforts. We believe that to develop and market our products, we need to maintain competitive employee compensation and incentive programs.

As a result of our stock price decline in the last few years, a substantial number of our employees who hold outstanding stock options are holding options that are substantially “underwater” (meaning the exercise prices of the options are higher than the current market price of our common stock). As of March 24, 2016, the weighted average exercise price per share of options held by employees (other than named executive officers and directors) with exercise prices of $6.58 and above, and thus considered to be substantially underwater, was $11.49, as compared to a $3.61 closing stock price on March 24, 2016. This group of substantially underwater options comprise approximately 26.4% of all outstanding options held by employees (other than our named executive officers and directors). These underwater options do not currently provide meaningful retention or incentive value to our employees, while nevertheless creating potential dilution to our stockholders of approximately 854,677 shares. Additionally, under applicable accounting rules, we are required to continue to recognize compensation expense related to these options as they vest, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits.

Beginning in 2015, our Compensation Committee began to consider employee retention issues associated with our reduced stock price relative to exercise prices of outstanding stock options. Our Compensation Committee, with the assistance of Radford, an independent compensation consulting firm that regularly advises the Compensation Committee, began evaluating issues associated with underwater stock options and in structuring a compensation program designed to retain and provide incentives to our employees holding underwater options. We evaluated several alternatives with Radford, including increasing cash compensation and/or granting additional equity awards. Increasing cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations. Granting additional stock options at current market prices or RSUs would substantially increase our overhang and potential dilution to our stockholders.

We also considered a stock option exchange program. The Compensation Committee and Radford performed a comprehensive evaluation of the positive and negative attributes of a stock option exchange program. As part of this evaluation, the Compensation Committee identified the likely participants of an exchange program and discussed the value of the exchanged equity awards, the general parameters of an exchange program and the probable effects of an exchange program on our current hiring plans and retention goals. We determined that a program under which employees (other than our named executive officers and directors) could exchange underwater options for a lesser number of RSUs was most attractive for a number of reasons, including the following:

Provide Reasonable, Balanced Incentives
As described in more detail below, participating employees will surrender options that are substantially underwater for a lesser number of unvested RSUs. We believe the grant of a lesser number of RSUs is a reasonable and balanced exchange for underwater options and would have a stronger impact on employee retention than underwater options.

Restore Retention and Motivation Incentives
We rely on skilled, educated, technical, and managerial level employees. Competition for these types of employees in the markets we operate in is intense. We continue to believe that equity awards are an important component of our employees’ total compensation and our ability to retain and motivate employees. Replacing this component with additional cash compensation to remain competitive in the hiring marketplace may have a material adverse effect on our business. We also believe that substantially underwater options do not have sufficient impact on employee retention and motivation. The failure to address the underwater option concerns soon will make it more difficult for us to retain our key employees. If we cannot retain these key employees, our business, results of operations and future stock price could be adversely affected. We believe that offering to grant new RSUs in exchange for underwater options will retain and motivate employees participating in the Exchange Program because the new RSUs, which have inherent value, will have greater retention and incentive value than their underwater options.

Reduce Potential Dilution from Equity Awards
Not only do the underwater options have diminished employee retention value, they cannot be removed from our equity award overhang until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). The Exchange Program would reduce our overhang and eliminate many of the ineffective underwater options that are currently outstanding because participating employees would receive new RSUs covering a lesser number of shares than the number of shares covered by the surrendered options.

If all Eligible Options (as defined below) are exchanged and based on calculations performed as of March 24, 2016, and assuming an August 15, 2016 tender offer and an eligibility threshold of $6.58 per share, options to purchase up to approximately 854,677 shares could be surrendered and canceled, while, based on such assumptions, new RSUs covering approximately 173,137 shares would be issued, resulting in a net reduction in the equity award overhang by approximately 681,540 shares, or less than 1% of the number of shares of our common stock outstanding as of March 24, 2016. Under the terms of the 2011 Plan, the shares subject to any options canceled under the Exchange Program will be available for future issuance under the 2011 Plan.

Align Compensation Costs with Retention and Motivation Value of Equity Awards
Our underwater options have exercise prices that are equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they vest, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits. We believe it is an inefficient use of corporate resources to recognize compensation expense on awards that are not fully valued by employees. By replacing underwater options that have diminished retention or incentive value with new RSUs that will provide both enhanced retention and incentive value while incurring only minimal incremental compensation expense, we will be able to use our resources more efficiently.

Decrease Pressure for Additional Grants
If we are unable to conduct an Exchange Program in which underwater options with low incentive value may be exchanged for a lesser number of new RSUs with higher motivation and retentive value, we may find it necessary to issue a significant number of additional options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive to employees. These additional grants would increase our overhang as well as our compensation expense.

Description of the Exchange Program

Eligible Employees

The Exchange Program will be open to all employees of the Company and its subsidiaries (but excluding our named executive officers and directors) residing in a country in which we have employees holding underwater options and who are employed by us at the start of the Exchange Program. Such individuals are referred to as “Eligible Employees.” In addition to being an employee as of the start of the Exchange Program, an individual will only be eligible to participate in the Exchange Program if he or she continues to provide services to us through the new RSU grant date. Our board of directors will have the authority to exclude otherwise eligible employees in non-U.S. jurisdictions if it determines that local law or other constraints makes the participation of employees in a certain country infeasible or impractical. Participation in the Exchange Program would be voluntary. However, if an Eligible Employee elects to exchange an Eligible Option (as defined below), then all of the shares subject to such Eligible Option must be exchanged pursuant to the Exchange Program. As of March 24, 2016, there were approximately 139 Eligible Employees.

Eligible Options

The only options that Eligible Employees may exchange in the Exchange Program are those outstanding options under any of the Plans held by an Eligible Employee that have a per share exercise price greater than $6.58 per share (which as of the record date for the Annual Meeting was at least 25% above our then current stock price and above the 52-week high of our stock price) (the “Eligible Options”). We expect to commence the Exchange Program in August 2016, subject to change. We used an exercise price eligibility threshold to ensure that only outstanding options that are significantly underwater are eligible for the Exchange Program.

As of March 24, 2016, and assuming an exercise price eligibility threshold for options above $6.58 per share, Eligible Employees were holding Eligible Options to purchase approximately 854,677 shares of our common stock, with a weighted average exercise price of $11.49 per share and a weighted average remaining term of 6.14 years. Since the number of Eligible Employees and Eligible Options will not be known until the Exchange Program commences, we are unable to determine at this time the number of new RSUs that may be granted in connection with the Exchange Program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

Exchange Ratios

The Exchange Program is not structured as a one-for-one exchange. Instead, it more closely approximates a value-for-value exchange of the Eligible Options for new RSUs. Eligible Employees surrendering outstanding Eligible Options will receive new RSUs covering a lesser number of shares than are covered by the surrendered Eligible Options.

The number of shares underlying the new RSUs received in exchange for one share underlying an Eligible Option that is surrendered in the exchange is referred to as the “exchange ratio.” The exchange ratio varies depending on the extent to which the Eligible Options are underwater, and generally will be higher for options with higher exercise prices. This is because in general, an Eligible Option with a higher per share exercise price (and thus more deeply underwater) has less value than an otherwise underwater Eligible Option with a per share exercise price that is closer to the fair market value of a share of our common stock.

The following table shows the exchange ratios used that our board of directors approved for the Exchange Program:

If the Exercise Price of an Eligible Option is:	The exchange ratio is:
$6.59-$7.99, then	3.25 options-for-1 RSU
$8.00-$11.99, then	4.50 options -for-1 RSU
$12.00-$14.99, then	7.50 options-for-1 RSU
Greater than or equal to $15.00, then	12.50 options-for-1 RSU

Setting the exchange ratios in this manner is intended to result in the issuance of new RSUs with a fair value for financial accounting purposes substantially similar to the fair value of the Eligible Options surrendered in the Exchange Program, but adjusted to reflect the need to provide further retention incentives to participants in the Exchange Program. As a result, we do not expect to recognize any material incremental compensation expense for accounting purposes for the new RSUs issued in the Exchange Program, including compensation expense that might result from fluctuations in our stock price before the exchange is made.

The following table summarizes information regarding the options eligible for exchange in the Exchange Program, as of March 24, 2016:

Exercise Price of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Price of Eligible Options	Weighted Average Remaining Term of Eligible Options (Years)	Exchange Ratio (Number of Eligible Options to New RSUs)	Maximum Number of New RSUs that May Be Granted Upon Surrender of Eligible Options
$6.59-$7.99	137,903	$7.31	6.67	3.25 options-for-1 RSU	42,432
$8.00-$11.99	451,224	$10.87	5.77	4.50 options-for-1 RSU	100,272
$12.00-$14.99	172,300	$13.47	6.66	7.50 options-for-1 RSU	22,973
Greater than or equal to $15.00	93,250	$17.03	6.21	12.50 options-for-1 RSU	7,460
Total:	854,677	$11.49	6.14		173,137

The total number of RSUs that a participating Eligible Employee will receive in exchange for a surrendered Eligible Option will be determined by converting the number of shares subject to the surrendered Eligible Option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

Terms and Vesting Schedule

The new RSUs will be subject to the terms and conditions of the 2011 Plan and an RSU award agreement issued thereunder. The new RSUs shall vest in equal, quarterly installments for two (2) years following the Exchange Date. In no event will the new RSU award be scheduled to vest in full sooner than provided in the vesting schedule of the original Eligible Option it replaces. Generally, the Eligible Options have been scheduled to vest over four years following their employment start date or the date of grant. As a result, the new vesting schedules will extend the total vesting periods associated with the Eligible Options, meaning that, Eligible Employees participating in the Exchange Program will, in effect, have to “re-earn” the new RSUs through continued service. As of March 24, 2016, approximately 88.1% of the shares covered by the Eligible Options already were fully vested.

Impact on the 2011 Plan Share Reserve

Shares subject to Eligible Options granted under the 2011 Plan that are surrendered in the Exchange Program will become available for issuance pursuant to future awards granted under the 2011 Plan, including the new RSUs to be granted under the Exchange Program. If shares subject to the new RSUs are forfeited following the Exchange Program, these shares also will return to the 2011 Plan and become available for future issuance pursuant to awards granted under the 2011 Plan.

Implementing the Exchange Program

On April 13, 2016 our board of directors authorized us to seek an advisory vote to approve the Exchange Program. If we launch the Exchange Program, it will begin within twelve months after the date of the Annual Meeting, with terms expected to be substantially similar to those described in this proposal, and any adjustments that our board of directors or the Compensation Committee determine appropriate after taking into account the results of the

Annual Meeting. We still may determine not to implement the Exchange Program. It is currently anticipated that the Exchange Program will commence no sooner than August 2016.

Upon commencing the Exchange Program, Eligible Employees will receive written materials explaining the terms and timing of the Exchange Program (an “offer to exchange”). Eligible Employees will be given at least 20 U.S. business days to elect to exchange some or all of their Eligible Options for a grant of new RSUs. Eligible Employees can make these elections by filling out an election form that would be distributed to them as part of the offer to exchange and submitting the form to our designated representative within the 20 U.S. business day period (or such longer period as we choose to keep the offer to exchange open). After the offer to exchange is closed, all Eligible Options that were surrendered for exchange would be cancelled and we would grant new RSUs in accordance with the exchange ratios. All new RSUs will be granted under the 2011 Plan.

At or before commencement of the Exchange Program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Employees, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. The applicable U.S. federal income tax law and regulations may change, and the U.S. Internal Revenue Service may adopt a position contrary to the summary below. All holders of Eligible Options are urged to consult their own tax advisers regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the option exchange program. We believe the exchange of Eligible Options for new RSUs pursuant to the Exchange Program should be treated as a non-taxable exchange and neither we nor any of the Eligible Employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of new RSUs. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentences.

Potential Modification to Terms of Exchange Program

The terms of the Exchange Program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the Exchange Program’s terms, it is possible that we will need to alter the terms of the Exchange Program to comply with comments from the SEC. Changes in the terms of the Exchange Program may also be required for tax purposes. In addition, we intend to make the Exchange Program available to our employees who are located in certain countries outside of the United States where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to Eligible Employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The board of directors or the Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences.

Potential Modification to Terms of Exchange Program Due to Changing Circumstances

While the terms of the Exchange Program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the Exchange Program to take into account the results of this advisory vote, or our administrative needs, legal requirements, accounting rules, Company policy decisions that make it appropriate to change the Exchange Program and the like. For example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to limit incremental compensation expense. The final terms of the Exchange Program will be set forth in the offer to exchange. The board of directors or the Compensation Committee will retain the discretion to make any necessary or desirable changes to the terms of the Exchange Program. In addition, the board of directors or the Compensation Committee reserves the right to amend, postpone or cancel the Exchange Program once it has begun. Additionally, we may decide not to implement the Exchange Program even if our stockholders approve the Exchange Program. If our stock price increases significantly, we may reassess implementing the Exchange Program.

Financial Accounting Consequences

We account for share-based payments in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), “Compensation-Stock Compensation.” Under ASC 718, to the extent the fair value of each award of stock options granted pursuant to the Exchange Program exceeds the fair value of the surrendered stock options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for the new RSUs, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the new RSUs in accordance with the requirements of ASC 718. In the event that any awards of new RSUs are forfeited prior to their vesting due to termination of an employee’s service, the compensation cost related to the forfeited RSUs will not be recognized.

The exchange ratios for the Exchange Program were established in a manner that is intended to result in the issuance of new RSUs that have a fair value substantially close to the fair value of the surrendered options they replace. The compensation expense may be affected by fluctuations in our stock price before the option exchange actually occurs. We currently recognize and will continue to recognize compensation expense relating to the Eligible Options over their remaining vesting period even though they are underwater and do not fully provide the intended incentive and retention benefits.

Program Participation

Participation in the Exchange Program is completely voluntary. As a result, we are not able to predict who or how many Eligible Employees will elect to participate, how many options will be surrendered for exchange or the number of new RSUs that may be issued. The Exchange Program will not be conditioned on a minimum level of participation.

Effect on Stockholders

We are unable to predict the precise impact of the Exchange Program on our stockholders because we are unable to predict how many or which Eligible Employees will exchange their Eligible Options. The Exchange Program was designed in aggregate to be substantially value neutral to our stockholders and to reduce the dilution in ownership from outstanding equity awards. The following table summarizes the effect of the Exchange Program, assuming all Eligible Options were exchanged (assuming an eligibility threshold above $6.58 per share), as of March 24, 2016:

	Prior to the Exchange	Following the Exchange
Shares of Common Stock Outstanding	76,592,147	76,592,147
Shares Covered by All Outstanding Options (including options held by all employees, named executive officers and directors)	5,653,779	4,799,102
Shares Covered by All Outstanding Full Value Awards (that is, outstanding RSUs)	5,676,062	5,849,199
Shares Available for Future Award Grants Under the 2011 Plan*	2,131,061	2,812,601

*    The 2011 Plan is the only equity plan from which we currently may grant equity-based awards.

After the Exchange Program, as presented in the table under the heading “Exchange Ratios” (assuming all Eligible Options are tendered), outstanding options would have a weighted average exercise price of $3.45 and a weighted average remaining term of 6.64 years.

Financial Statements

Our financial statements and other information required by Item 13(a) are incorporated by reference from our annual report on Form 10-K filed with the SEC on February 29, 2016.

If you are both a stockholder and an employee holding Eligible Options, please note that voting to approve the Exchange Program does not constitute an election to participate in the Exchange Program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ON AN ADVISORY BASIS OF
THE STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES
(EXCLUDING NAMED EXECUTIVE OFFICERS AND DIRECTORS).

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Based upon information requested from, and provided by, each member of our board of directors concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Ms. Breya and Ms. Toledano and Messrs. Darcy, Koen, Lanfri, Reilly, Robel and Schlein does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The Nasdaq Stock Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

LEADERSHIP STRUCTURE

On November 10, 2014, Mr. Zingale stepped down as our Chief Executive Officer and was appointed Executive Chairman and Ms. Steele was appointed President. At such time, our board of directors appointed Ms. Steele and Mr. Lanfri to act as joint members of the Office of the CEO while our board of directors embarked on a search for a new Chief Executive Officer. On February 9, 2015, our board of directors formally appointed Ms. Steele as our Chief Executive Officer and President with Mr. Zingale continuing to serve as our Executive Chairman until November 15, 2015. Since November 15, 2015 Mr. Zingale has continued to serve as Chairman of the board of directors. Serving on our board of directors since October 2007 and as Chief Executive Officer from February 2010 through November 2014, Mr. Zingale has been the director most capable of effectively identifying strategic priorities, leading critical discussion and executing our strategy and business plans. Mr. Zingale possesses detailed in-depth knowledge of the issues, opportunities, and challenges that have faced the company over the last several years. Ms. Steele, as the other inside director, provides valuable insight on the current issues affecting the company, as well as real-time perspectives on management’s focus and desired strategies. During 2015, Mr. Tucker was a member of the board of directors and provided valuable insight on the issues affecting the Company. Mr. Tucker resigned from our board of directors effective February 26, 2016. Our independent directors bring experience, oversight and expertise from outside of the Company. Our board of directors believes that the current leadership structure of our board of directors provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. Zingale’s years of experience in our business.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of our board of directors, or if the Chairman is not otherwise independent. Because Mr. Zingale, our Chairman, is a non-independent director, we have an independent director serve as lead independent director. From August 2011 through early April 2015, Mr. Robel acted as our lead independent director. In early April 2015, our board of directors appointed Mr. Lanfri to serve as our lead independent director. Our lead independent director presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. With effect from the commencement of the Annual Meeting, our board of directors has appointed Mr. Robel to resume serving as our lead independent director.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our lead independent director. Ms. Steele and Mr. Zingale do not participate in such sessions unless specifically invited. Mr. Tucker resigned from our board of directors on February 26, 2016; however, during 2015, he did not participate in such executive sessions of the independent directors unless specifically invited.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted under the “Investor Relations” section on our website at http://investor.jivesoftware.com.

MEETINGS OF THE BOARD OF DIRECTORS

Our board of directors met twelve times during 2015. No incumbent member, during their tenure as a board member, attended fewer than 75% of the total number of meetings of our board of directors and of any board committees of which they were a member during 2015.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Ms. Breya and Messrs. Lanfri and Robel attended our 2015 annual meeting of stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

Our Audit Committee is currently comprised of Ms. Breya and Messrs. Darcy, Lanfri and Robel, with Mr. Robel serving as its Chair. From November 2014 until February 9, 2015, our Audit Committee was comprised of Ms. Breya and Messrs. Robel and Schlein. Following the dissolution of the Office of the CEO and Ms. Steele’s appointment as Chief Executive Officer, on February 9, 2015, Mr. Schlein stepped down from the Audit Committee. At such time, our board of directors determined that Mr. Lanfri was independent and eligible to serve on the Audit Committee and re-appointed him as a member of the Audit Committee. Mr. Koen joined our board of directors and was appointed as a member of the Audit Committee on March 1, 2016. On April 8, 2016, Mr. Koen stepped down from the Audit Committee and Mr. Darcy was appointed to fill the vacancy created by Mr. Koen’s departure from the Audit Committee. Mr. Lanfri's tenure will end at the Annual Meeting as he will no longer serve on the board of directors following the Annual Meeting. Our Audit Committee immediately following the Annual Meeting will be comprised of Ms. Breya and Messrs. Darcy and Robel, with Mr. Robel serving as its Chair.

The composition of our Audit Committee meets the requirements for independence under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Each member of our Audit Committee also meets the financial literacy requirements of the rules and regulations of The Nasdaq Stock Market. In addition, our board of directors has determined that each of Messrs. Darcy and Robel is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our Audit Committee met eight times during 2015.

Our Audit Committee oversees our corporate accounting and financial reporting process and our internal and external audits, including, among other things, our internal controls and audit functions. The Audit Committee evaluates our independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and annually reviews our Audit Committee Charter and the Audit Committee’s performance.

The Audit Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Audit Committee Charter is available on our website at http://investor.jivesoftware.com.

Compensation Committee

Our Compensation Committee is currently comprised of Ms. Toledano and Messrs. Koen, Reilly and Schlein, with Ms. Toledano serving as its Chair. During 2015, the Compensation Committee was comprised of Messrs. Goetz, Reilly and Schlein, and from November 2015, Ms. Toledano. Mr. Goetz resigned from the board of directors on December 29, 2015 and served as the Chair of the Compensation Committee until such date. Ms. Toledano was appointed Chair of the Compensation Committee on January 7, 2016. Mr. Koen was appointed to the Compensation Committee on March 1, 2016. Mr. Schlein's tenure will end at the Annual Meeting as he will no longer serve on the board of directors following the Annual Meeting. Our Compensation Committee immediately following the Annual Meeting will be comprised of Ms. Toledano and Messrs. Koen and Reilly, with Ms. Toledano serving as its Chair.

The composition of our Compensation Committee meets the requirements for independence under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met six times during 2015.

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our named executive officers, each of our Section 16 officers and, when appropriate, certain other employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options, restricted stock units and performance-based restricted stock units under our stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members.

The Compensation Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Compensation Committee Charter is available on our website at http://investor.jivesoftware.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Ms. Toledano and Messrs. Koen, Lanfri and Robel, with Mr. Lanfri serving as its Chair. Until February 9, 2015, our Nominating and Corporate Governance Committee was comprised of Messrs. Heiliger and Robel, with Mr. Robel serving as its Chair. Following the dissolution of the Office of the CEO and Ms. Steele’s appointment as Chief Executive Officer, on February 9, 2015, Mr. Robel stepped down as the Chair of the Nominating and Corporate Governance Committee. At such time, our board of directors determined that Mr. Lanfri was independent and eligible to serve on the Nominating and Corporate Governance Committee and re-appointed him as a member and the Chair of the Nominating and Corporate Governance Committee. Further, Mr. Heiliger resigned from our board of directors on November 6, 2015 and Ms. Toledano was appointed as a member of the Nominating and Corporate Governance Committee. On April 8, 2016, our board of directors appointed Mr. Koen to serve as a member of the Nominating and Corporate Governance Committee. Mr. Lanfri's tenure will end at the Annual Meeting as he will no longer serve on the board of directors following the Annual Meeting. Our Nominating and Corporate Governance Committee immediately following the Annual Meeting will be comprised of Ms. Toledano and Messrs. Koen and Robel, with Mr. Robel serving as its Chair.

The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the rules and regulations of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee met four times during 2015.

Our Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships, the size and composition of our board of directors and the compensation of our non-employee directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of each of the committees of the board, making recommendations for the creation of additional committees or any change to the mandates of the committees or the dissolution of any committees. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of our Nominating and Corporate Governance Committee Charter is available on our website at http://investor.jivesoftware.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Some of the qualifications that the Nominating and Corporate Governance Committee consider include, without limitation, issues of character, judgment, diversity, age, independence, industry and other expertise, corporate experience, length of service, and understanding our business. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and must be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The Nominating and Corporate Governance Committee also seeks appropriate input from the Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

STOCKHOLDER RECOMMENDATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee will consider candidates for director recommended by any of our stockholders so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC and The Nasdaq Stock Market. The Nominating and Corporate Governance Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and the regular nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing and follow the procedures set forth in our amended and restated bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors. Stockholder proposals for any recommendations for director nominees at our 2017 annual meeting of stockholders must be received by us no earlier than February 11, 2017 and no later than March 13, 2017.

A stockholder of record can nominate a candidate for election to our board of directors by complying with the procedures in Article II, Section 2.4 of our amended and restated bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements of our amended and restated bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. Notice must be received by us no later than March 13, 2017.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Nominating and Corporate Governance Committee reviews and makes recommendations to our board of directors on non-employee director compensation on a biennial basis. Upon the recommendation of the Nominating and Corporate Governance Committee, our board of directors adopted an outside director compensation policy that provides for the following compensation of our non-employee directors:

Initial Director Grants

•
an initial RSU grant with a target value of between $175,000 and $225,000 upon joining our board of directors; the value of which will be determined by the closing market price of our common stock on the grant date. The RSUs will vest 25% on the first anniversary of the vesting commencement date with the remaining shares vesting quarterly over the next eight quarters, provided the director’s service continues through each applicable vesting date; and

•
an initial option grant with a target value of between $175,000 and $225,000 upon joining our board of directors; the value of which will be determined by the closing market price of our common stock on the grant date using the Black-Scholes valuation model. The options will vest 25% on the first anniversary of the vesting commencement date with the remaining options vesting quarterly over the next eight quarters, provided the director’s service continues through each applicable vesting date.

Annual Director Grants

After a director has completed at least one year of service, he or she will be granted awards on the date of the annual stockholders’ meeting as follows:

•	an annual RSU grant with a value of $175,000;

•	an annual RSU grant with a value of $30,000, which may be payable in cash at the election of the director;

•	an annual RSU grant with a value of $15,000 for the Lead Independent Director, which may be payable in cash at the election of the director;

•
an annual RSU grant with a value of $20,000 for the Chair of the Audit Committee, $15,000 for the Chair of the Compensation Committee and $7,500 for the Chair of the Nominating and Corporate Governance Committee; and

•
an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $7,500 for serving on the Compensation Committee and $5,000 for serving on the Nominating and Corporate Governance Committee.

All annual grants will vest as to 25% over four quarters following the grant date and the value of the grants will be determined by the trailing 30-day average of the stock price of our common stock as of the grant date.

Directors who are employees do not receive any compensation for their service on our board of directors. We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

The following table sets forth information regarding compensation earned by our non-employee directors and Mr. Lanfri for the fiscal year ended December 31, 2015:

Name	Cash Compensation	RSU Awards ($)	Option Awards ($)	Total
Margaret Breya	$—	$223,056	$—	$223,056
Stephen ("Steve") R. Darcy(1)	—	—	—	—
James J. Goetz(2)	—	—	—	—
Jonathan G. Heiliger(3)	—	217,866	—	217,866
Philip Koen(4)	—	—	—	—
William A. Lanfri(5)	—	246,396	—	246,396
Thomas Reilly	—	220,461	—	220,461
Chuck J. Robel	—	238,616	—	238,616
Ted Schlein	—	220,461	—	220,461
Gabrielle Toledano(6)	—	199,997	199,875	399,872

(1)	Mr. Darcy was appointed to our board of directors on April 8, 2016 and thus did not receive compensation in 2015.

(2)	Mr. Goetz declined board compensation for 2015. Mr. Goetz ceased to be a director effective December 29, 2015.

(3)	Mr. Heiliger ceased to be a director effective November 6, 2015.

(4)	Mr. Koen was appointed to our board of directors on March 1, 2016 and thus did not receive compensation in 2015.

(5)
From November 2014 through February 2015, Mr. Lanfri served as a member of the Office of the CEO and was not considered a non-employee, independent director. Since the dissolution of the Office of the CEO in February 2015, Mr. Lanfri has been considered an independent, non-employee director.

(6)	Ms. Toledano joined our board of directors effective November 6, 2015 and received a new director RSU and option grant pursuant to our outside director compensation policy.

Equity incentive awards outstanding at December 31, 2015 for each non-employee director and Mr. Lanfri were as follows:

Name	RSU Awards (#)	Option Awards (#)
Margaret Breya	23,608	35,327
Stephen ("Steve") R. Darcy(1)	—	—
James J. Goetz(2)	—	—
Jonathan G. Heiliger(3)	—	—
Philip Koen(4)	—	—
William A. Lanfri	21,314	30,000
Thomas Reilly	21,616	27,624
Chuck J. Robel	20,641	160,000
Ted Schlein	19,070	30,000
Gabrielle Toledano	39,525	81,665

(1)	Mr. Darcy was appointed to our board of directors on April 8, 2016 and thus did not receive compensation in 2015.

(2)	Mr. Goetz declined board compensation for 2015. Mr. Goetz ceased to be a director effective December 29, 2015.

(3)	Mr. Heiliger ceased to be a director effective November 6, 2015.

(4)	Mr. Koen was appointed to our board of directors on March 1, 2016 and thus was not granted any equity in 2015.

Non-Employee Director Stock Ownership Guidelines

We recognize the value that non-employee director stock ownership has in aligning our board members' interests with those of our stockholders. We maintain a stock ownership policy, which we implemented in 2013, by which our non-employee directors are requested to hold ownership of vested shares of common stock in an amount equal to three times their annual cash compensation to be achieved within 5 years after January 1, 2013, or their election to our board of directors, whichever is later.

RISK MANAGEMENT

Risk is inherent with every business and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while, our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at board meetings at least quarterly, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants, and risk arising out of related party transactions. The Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to: c/o Secretary, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities.

In discharging our responsibilities, we have met with the Company’s management and KPMG LLP to review the Company’s accounting functions and the audit process. We discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Auditing Standard No. 16, Communications with Audit Committees. We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the company’s financial statements, the quality and adequacy of the Company’s internal control and issues relating to auditor independence. We also reviewed and discussed management’s report on internal control over financial reporting with management. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to our board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the board of directors:
Chuck J. Robel (Chair)
Margaret Breya
William A. Lanfri

RELATED PERSON TRANSACTIONS

Statement of Policy Regarding Related Person Transactions

We currently have in place a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction unless the related transaction is deemed to be on an arm’s length basis as determined by the General Counsel and Controller. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, or beneficial owner of more than 5% of our common stock or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our General Counsel and Controller for review, consideration and approval. In approving or rejecting any such proposal, consideration is given to the relevant facts and circumstances available and deemed relevant. At each regularly scheduled quarterly Audit Committee meeting, management reviews with the Audit Committee any related person transactions entered into during the prior fiscal quarter, including the value of such transactions, if applicable.

Certain Related Person Transactions

Other than as described below, we believe that there has not been any transaction or series of transactions during 2015 to which we were, or are to be, a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement.

Related Party Sales

Certain members of our board of directors also serve on the board of directors of certain of our customers and, in some cases, are also investors of these customers. Current deferred revenue and non-current deferred revenue from these customers was $0.5 million and $0.1 million, respectively, as of December 31, 2015. Total revenues related to these customers was $1.0 million in 2015. Amounts due from these related party customers were $0.2 million as of December 31, 2015.

Transaction with Privately Held Company

During 2015, we sold an aggregate of $0.2 million of products and services to a privately held company of which entities affiliated with Sequoia Capital beneficially own greater than 10% of their capital stock.  Sequoia Capital is a beneficial owner of greater than 5% of our common stock and an affiliate of Jim Goetz who served as member of our board of directors until his resignation on December 29, 2015, and therefore is deemed to have an indirect material interest in the transaction. The sale of products and services was carried out on an arm’s-length basis.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program and discusses the amounts shown in the executive compensation tables that follow for our named executive officers (the "NEOs").

Our NEOs for 2015 were:

•	Elisa Steele, President and Chief Executive Officer;

•	William Lanfri, Office of the CEO from November 4, 2014 through February 9, 2015;

•	Bryan LeBlanc, Executive Vice President and Chief Financial Officer;

•	Ofer Ben-David, Executive Vice President, Engineering;

•	Jeff Lautenbach, President Worldwide Field Operations; and

•	David Puglia, Chief Marketing Officer

This compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our executives, including NEOs, with respect to 2015 compensation, and discusses the key factors that the Compensation Committee considered in determining compensation.

All significant executive compensation decisions are approved by the Compensation Committee. The Compensation Committee designed our executive compensation program to reward performance that meets or exceeds established financial goals that, if achieved, would result in increased stockholder value. We expect our Compensation Committee to continue to review, evaluate and modify our executive compensation framework.

Executive Summary

Fiscal 2015 Financial and Business Highlights
We provide a social business software platform that improves business results by enabling a more productive and effective workforce through enhanced communications and collaboration both inside and outside the enterprise. Organizations deploy our platform to improve strategic decision making and employee productivity, enhance revenue opportunities, lower operational costs and increase customer retention. We sell our platform primarily through a direct sales force both domestically and internationally.

In 2015, we achieved the following financial and business results:

•	recorded total revenues of $195.8 million, a 10% increase compared to our 2014 total revenues;

•	recorded short-term billings of $199.1 million, a 2% increase compared to our 2014 short-term billings;

•	increased our enterprise platform customer count to 993 at the end of 2015 compared to 950 at the end of 2014; and

•	were again recognized by Gartner as a market leader in their report, the “Magic Quadrant for Social Software in the Workplace,” released in the third quarter of 2015.

Executive Compensation Philosophy and Objectives

Philosophy
The overall market for social business platform and product solutions continues to rapidly evolve and remain highly competitive, and is subject to changing technology, shifting customer needs and frequent introductions of new products and services. We currently compete with large, well-established multi-solution enterprise software vendors, enterprise software application providers who are adding social features to their existing applications, and smaller specialized software vendors. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain skilled and talented individuals to form an executive team characterized by a high level of sales, marketing, product, engineering, operations and financial expertise. Our executive compensation program reflects a pay-for-performance philosophy primarily designed to attract and reward proven and talented leaders who possess the skills and experience necessary to create long-term value for our stockholders, achieve our goals for topline revenue growth and profitability, expand our business and assist in the achievement of our strategic goals. The total compensation received by our NEOs varies based on individual and corporate performance, which reflects our pay-for-performance philosophy. Our executive compensation program also permits us to recognize and reward individual achievements within the framework of our overarching goals and objectives.

Objectives
The primary goals of our executive compensation program are to:

•	recruit and retain talented and experienced individuals who develop, implement and deliver on both short-term and long-term value-creation strategies;

•	provide a fixed component of pay (base salary) that the Compensation Committee believes is reasonable and competitive for our company size, industry and location;

•	align the interests of our executive officers and stockholders;

•	implement and emphasize a performance-based aspect of compensation that rewards both corporate and individual achievement of financial performance metrics;

•	retain flexibility to review our compensation structure periodically as needed to focus on different business objectives; and

•	review our compensation program at least annually.

Design
Our executive compensation program has historically been heavily weighted towards equity in the form of stock options and RSUs. Our Compensation Committee determined that compensation in the form of equity helps to align our executives with the long-term interests of our stockholders by driving achievement of our strategic and financial goals, which, over time, is reflected in the value of our common stock. We grant a mix of stock options and RSUs. Additionally, in 2014, we granted performance-based RSUs to our executive officers. In 2015, we did not grant any performance-based RSUs to executive officers due to the fact that we were in the early stages of implementing a strategy to transform our business and the Compensation Committee determined that performance-based RSUs might distract our executive officers from executing on this strategy. Our Compensation Committee discussed granting performance based equity to executive officers in 2016 in an effort to provide incentives for meeting our goals in the short- and long-term, and may consider doing so in the future, as appropriate.

Our 2015 compensation plan design resulted in our executive officers being granted a mix of stock options and RSUs. We continue to modify the mix of equity that we grant our executive officers to better align with the practices of our peers, further align our executives with the long-term interests of our stockholders and, with the grant of RSUs, reduce the overall dilution resulting from our equity compensation programs.

To maintain a competitive compensation program in 2015, we provided cash compensation to our executive officers in the form of base salaries and annual cash bonuses tied to achievement of financial performance metrics. Base salaries are meant to compensate our executive officers for their day-to-day responsibilities and short-term (annual) incentive awards are meant to drive excellence and leadership and reward our executives for achievement of our short- and long-term financial objectives.

We review executive compensation at least annually. As part of this review process, we consider the levels of compensation that we are willing to pay to ensure that our compensation remains competitive, whether we are meeting our retention objectives in light of market dynamics and any other factors currently affecting retention at the time of such review and the cost to us if we were required to find a replacement for a key executive or employee.

Our Compensation-Setting Process

The initial compensation arrangements with our executive officers, including the NEOs, resulted from arm’s-length negotiations between us and each individual executive at the time of his or her hire. The board of directors or the Compensation Committee was primarily responsible for overseeing and approving the negotiation of these arrangements based on recommendations from the executive team, including our Chief Executive Officer, Chief People Officer, and Executive Vice President and Chief Financial Officer. Except with respect to her own compensation, our Chief Executive Officer, Ms. Steele, makes recommendations regarding compensation matters for each named executive officer, including with respect to each key element of compensation (i.e., base salary changes, annual bonus and equity-based awards).

Pursuant to its charter, the Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. The Compensation Committee establishes the compensation for our executive officers, including our NEOs and, when appropriate, certain other employees. For additional information on the Compensation Committee, see “Committees of the Board of Directors - Compensation Committee” elsewhere in this proxy statement.

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties and oversight of our executive compensation program. In 2015, the Compensation Committee retained Radford to serve as its advisor with respect to its compensation programs, including advising on the market compensation environment, appropriate peer companies and compensation trends. Specifically, in 2015 Radford was engaged to:

•	provide recommendations to any changes to the compensation peer group of companies to serve as a basis for assessing competitive compensation practices;

•	review and assess our current compensation programs relative to market to determine any changes that may need to be implemented in order to remain competitive with our compensation peer group;

•	assess the competitiveness of the compensation program against the approved peer companies taking into consideration salary, incentives, equity and other benefits;

•	provide guidance on overall equity activities relative to market, including guidance on the option exchange program; and

•	participate in and advise in general compensation risk review of our compensation practices.

Representatives of Radford attend Compensation Committee meetings when they are invited (including in executive sessions without the presence of management), review meeting materials, and provide advice to the Compensation Committee upon its request.

Outside of participating in the Radford survey and providing guidance on the Exchange Program, no other compensation services related to non-executive compensation were provided by Radford to us. Radford only reported to the Compensation Committee with respect to executive compensation matters. In 2015, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act that could give rise to a potential conflict of interest with respect to Radford’s work. Based on this review, we are not aware of any conflict of interest that has been raised by work performed by Radford.

Our Compensation Committee generally seeks input from our Chief Executive Officer and other members of our executive team, when discussing the performance and compensation of the other NEOs, as well as during the process of searching for and negotiating compensation packages with new senior management hires. No executive officer is present during deliberations or voting on his or her compensation. The Compensation Committee also coordinates with our Executive Vice President and Chief Financial Officer in determining the financial and accounting implications of our compensation programs and hiring decisions.

We seek to establish compensation practices and levels that align with the practices of companies in our compensation peer group. The Compensation Committee, with Radford’s assistance, identified a compensation peer group of publicly traded companies to include in our compensation peer group for 2015. The Compensation Committee intends to continue to review the companies included in the compensation peer group and the selection criteria annually and will make changes in connection with mergers and acquisitions and based on changes in the marketplace. In determining the appropriate level and form of compensation for 2015, the Compensation Committee reviewed market data relating to the cash and equity compensation from a specific set of peer companies comprised of publicly-held software companies. The Compensation Committee reviewed and considered the peer data presented by Radford.

The Compensation Committee updated the compensation peer group used in 2014 and the following companies comprised the compensation peer group for compensation purposes in 2015:

Bazaarvoice	Broadsoft
Callidus Software	Cornerstone OnDemand
Ellie Mae	HubSpot
Imperva	Infoblox
Intralinks Holdings	LivePerson
LogMeIn	Marketo
Model N	Proofpoint
Qualys	RealPage
Rocket Fuel	ServiceSource International

In updating the compensation peer group for 2015, the Compensation Committee removed Synchronoss Technologies, Solar Winds, RingCentral and Open Table and added Rocket Fuel, ServiceSource International, Ellie Mae, Callidus Software and HubSpot.

The compensation peer group was determined using the following criteria:

•	publicly traded software companies located in technology hubs or high cost of living areas;

•	annual revenues generally between $100 million and $450 million;

•	companies with comparable growth, as demonstrated by historical revenue; and

•	companies with market capitalization between $200 million and $2 billion.

Due to the competitive nature for talent in the industry we are in, we may include companies that do not fit these criteria if we believe that we are directly competing with such companies for executive talent.

The companies included in the compensation peer group differ from those listed in the indices used to prepare our stock price performance graph, which can be found in our 2015 Annual Report on Form 10-K. The Compensation Committee found that, based on input from management and Radford, the companies listed in the compensation peer group more closely represent the labor markets in which we compete for executive talent.

Elements of Our Executive Compensation Program

The four key elements of our compensation package for NEOs are:

•	on-target earnings, made up of base salary and variable incentive compensation;

•	equity-based awards;

•	our broad-based employee benefits program; and

•	severance and change-of-control benefits.

For our President of Worldwide Field Operations, Jeff Lautenbach, starting in 2016, variable incentive compensation includes a sales commission plan. Except with respect to bonuses, which typically are set as a pre-defined percentage of an individual’s salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each NEOs compensation has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of our short- and long-term objectives and rewards performance that meets or exceeds established goals.

On-Target Earnings - Base Salary and Variable Incentive Compensation
When analyzing the total cash compensation for our NEOs, we have viewed the total cash compensation of base salary plus the performance bonuses as the on-target earnings for each executive officer.

Base Salary
We offer base salaries to provide a level of stable fixed compensation to executives for performance of day-to-day services. The initial base salary for each NEO was established as the result of arm’s-length negotiation with the individual at the time of hiring, and is generally reviewed annually by the Compensation Committee, with input from our Chief Executive Officer (except with respect to her base salary) to determine whether an adjustment is warranted. Adjustments to base salary are made after taking into account the executive’s performance and responsibilities, the salary range for comparable positions within our compensation peer group, the individual’s qualifications and experience, and such other factors as the Compensation Committee deems relevant. In 2015, the Compensation Committee, after taking into account the recommendations of our Chief Executive Officer, individual past and expected future performance, retention concerns, and the importance of the executive for executing on our transformational strategy, increased the base salaries for Messrs. LeBlanc and Ben-David to levels that, when taken together with their target annual bonus amount, placed their total target cash compensation in 2015 in the upper quartile of our compensation peer group. The increase to the base salary of Mr. LeBlanc was effective in January 2015 and the increase to the base salary of Mr. Ben-David was effective in May 2015. No adjustments were made to Ms. Steele's base salary, which was negotiated at the end of 2014 in connection with her increased responsibilities as a member of the Office of the CEO.

Base salaries for our NEOs, including increases, were as follows:

Name	2014 Annual Base Salary	2015 Annual Base Salary	Percentage Increase
Elisa A. Steele	$500,000	$500,000	0%
William Lanfri	$0	$0	0%
Bryan J. LeBlanc	$290,000	$400,000	38%
Ofer Ben-David	$325,000	$350,000	8%
Jeff Lautenbach	$0	$400,000	0%
David Puglia	$0	$300,000	0%

The actual base salaries paid to the NEOs during 2015 are set forth in the Summary Compensation Table below.

Variable Incentive Compensation
Our Compensation Committee adopted an annual cash bonus plan for 2015 in order to reward the performance of our executive officers in achieving our financial and strategic objectives. Our Compensation Committee established an annual target bonus amount for 2015 that is expressed as a percentage of base salary, for each of our executive officers, including our NEOs. The 2015 annual target bonus amounts for Messrs. LeBlanc and Ben-David increased as a result of the increase in their base salaries in 2015. No adjustments were made to Ms. Steele’s annual target bonus opportunity, which was negotiated at the end of 2014 in connection with her increased responsibilities as a member of the Office of the CEO. Mr. Puglia’s 2015 target bonus amount was negotiated when he joined in 2015, and pro-rated for the portion of 2015 he was employed with us. Target bonus amounts for our NEOs were as follows:

Name	2014 Annual Target Bonus	2015 Annual Target Bonus	Percentage Increase
Elisa A. Steele	$375,000	$375,000	0%
William Lanfri	$0	$0	0%
Bryan J. LeBlanc	$145,000	$200,000	38%
Ofer Ben-David	$162,500	$175,000	8%
Jeff Lautenbach	$0	$0	0%
David Puglia	$0	$150,000	0%

Under terms of the annual cash bonus plan, each NEO, other than Mr. Lautenbach and Mr. Lanfri, was entitled to earn a bonus at the end of the fiscal year that would vary in size depending on our success in meeting certain performance targets, subject to thresholds below target and maximums above target. For purposes of the 2015 bonus plan, the Compensation Committee established two financial measures. The target bonus amount, which was equivalent to a payout at 100%, was set based on achieving target financial goals. No bonus payout for a particular performance metric would be earned unless the performance threshold for that metric was met, and the bonus payout would be weighted for achievement between the bonus thresholds and targets. It is our philosophy to place a significant portion of the total on target earnings at risk and directly dependent upon the achievement of performance goals. Consistent with this philosophy, our Compensation Committee believes that variable incentive compensation should potentially equal base salary when corporate performance exceeds the target goals. The methodology is set forth below and in the Grants of Plan-Based Awards Table.

Mr. Lautenbach did not participate in the bonus program for 2015 but received a sign on bonus of $200,000 in connection with his commencement of employment with the Company. We believe this sign-on bonus was necessary to recruit Mr. Lautenbach to our company, based on his anticipated title and position, and to provide for an incentive compensation opportunity he otherwise may have been eligible to earn if he were to participate in an incentive compensation arrangement for the rest of 2015. Beginning in 2016, Mr. Lautenbach will participate in the cash bonus plan and will also be entitled to commissions based on a sales commission plan.

Corporate Performance Measures
For the 2015 bonus plan, our Compensation Committee established two performance measures; the annual contract value of new business bookings and free cash flow, each with equal weighting. These financial metrics were selected because the Compensation Committee and our Chief Executive Officer felt they achieved the appropriate balance between top line growth and our ability to manage our operations through free cash flow targets. New business bookings were calculated based on the annual contract value of billings to either new customers or incremental billings to existing customers for the purchase of additional users, modules or page views. New business bookings are recognized at the time a contract is executed and billed, regardless of acceptance or other provisions that may delay recognition of revenue. Free cash flow is defined as cash flows provided by operating activities minus cash flows used to purchase capital expenditures.

2015 Bonus Determinations
In February 2016, our Compensation Committee reviewed our performance compared to the financial performance metrics in the fiscal year 2015 bonus plan. The Company failed to achieve the net new bookings target but partially achieved with respect to the free cash flow target. As a result, the Compensation Committee approved a payout to executive officers under our cash bonus plan at 42% of total target cash bonus compensation for 2015. We believe this outcome of paying bonuses only in the event of clear achievement of performance targets demonstrates our commitment to pay-for-performance and aligning our executives’ compensation with creation of shareholder value.

Corporate Performance Achievement for 2015

	Plan Weight	Target (in millions)	Payout Factor	Payout %	Final Payout
New Business Bookings, annual contract value	50%	$ *	0%	0%
Free Cash Flow	50%	($2.75)	84%	42%
Corporate performance achievement and executive bonus factored payout				42%	42%

*
We have not disclosed the specific annual new business bookings target for several reasons, including our belief that disclosure would result in competitive harm. This target was based on our historical operating results and growth rates, as well as our expected future results, and was designed to require significant effort from our executives to achieve. If the targets were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us. The Compensation Committee believed that corporate bonus annual incentive structure was appropriate because it was designed to drive sales and profitability.

The bonus amount for each NEO (other than Ms. Steele, as described in the next paragraph) was based on the financial performance attainment being below the net business bookings threshold and above the free cash flow threshold, which resulted in a factored payout percentage of 42% for 2015.

In addition to the cash incentive bonus payout that Ms. Steele received for the Company’s performance relative to the bonus plan targets, the Compensation Committee, in recognition of her performance and leadership during 2015, exercised its discretion under the 2015 bonus plan to increase the calculated bonus that would otherwise be payable to her by $125,000.

Equity-Based Awards

We grant equity awards to motivate and reward our executive officers, including our NEOs, for achieving both short-term and long-term performance goals as reflected in the value of our common stock, which we believe aligns the interests of our executive officers with those of our stockholders and our long-term growth objectives. Annual equity awards are a staple component of our executive compensation program.

Our Compensation Committee believes that granting equity to management is beneficial in aligning management and stockholder interests by focusing executives on increasing stockholder value, which, in turn, increases the ultimate value of the awards. The sizes and types of awards that have historically been granted to newly-hired executive officers have not been determined based on a specific formula, but rather on a combination of our board of directors’ or Compensation Committee’s discretionary judgment regarding the appropriate level of compensation for the position, the need to fill a particular position, and the negotiation process with the particular individual involved. Since February 2010, we have also solicited input from Radford, which has provided its assessment regarding equity-based awards for new executives, as well as provided guidelines for annual grants.

In 2015, the Compensation Committee evaluated a number of factors to determine grants of equity awards to the executive officers, including recommendations from our Chief Executive Officer, individual executive performance and contribution over the past twelve months, and the equity compensation practices of our compensation peer group. The Compensation Committee granted a blend of stock options and RSUs to reward the achievement of long-term goals, provide a powerful retention tool and minimize the impact on dilution. Stock options and RSUs are designed to increase stockholder value and reward achievement of our long-term strategic goals since the value of the stock options and RSUs are directly related to the future value of our common stock.

To determine the size of the awards, the Compensation Committee reviewed data regarding the value of the equity grants provided to similarly situated executives from our compensation peer group and further applied its business judgment to determine the size of grants. The Compensation Committee’s decision in allocating equity-based incentives among two different forms of equity is intended to provide a blended mix of incentives aligned with stockholders’ interests that will incentivize and retain the executives. Options, when granted with exercise prices equal to the fair market value of our common stock on the grant date, provide an appropriate long-term incentive for our executive officers, since the options reward them only if our stock price grows and stockholders realize value following their grant date. RSUs help us to retain our executive officers and reward them for long-term stock price appreciation while providing retention because there is value to the recipient even if the market price of our common stock declines below the market price on the grant date.

See the “Grants of Plan-Based Awards Table for the Year Ended December 31, 2015” below for information regarding stock-based award grants to the NEOs during 2015.

Broad-Based Employee Benefits Programs

Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees. Our employee benefit programs, including our 401(k) plan and health, dental, vision and short-term disability programs, are designed to provide a competitive level of benefits to our employees, including our NEOs and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

We have established a tax-qualified Section 401(k) retirement savings plan for all of our employees, subject to standard eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their compensation, not to exceed the applicable statutory income tax limitation.

Post-Employment Compensation

The terms and conditions of employment for each of our NEOs are set forth in their respective offer letter agreements. See “Employment Agreements, Offer Letters and Potential Payments Upon Termination or Change-of-Control” below for more information on these agreements. These agreements and/or applicable equity award documents provide for certain benefits in the event of the NEO's termination of employment under specified circumstances or upon a change of control. We believe that in some cases our extension of these post-employment and change of control benefits was necessary in order to induce these individuals to forego other competitive opportunities that were available to them. We also believe that these benefits help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change of control.

Mr. Lanfri Stock Compensation

Mr. Lanfri acted as a member of the Office of the CEO with Ms. Steele from November 10, 2014 through February 9, 2015. As a member of the Office of the CEO during 2015, Mr. Lanfri is deemed a NEO for 2015. During the period that Mr. Lanfri served in the Office of the CEO he was not under an employment agreement with us and he did not receive any compensation from us. On February 9, 2015, in connection with the dissolution of the Office of the CEO and the appointment of Ms. Steele as Chief Executive Officer and President and in recognition of Mr. Lanfri’s service as a member of the Office of the CEO, the Compensation Committee approved a grant to Mr. Lanfri of 100,000 RSUs effective February 13, 2015. Such RSUs were scheduled to vest fifty-percent (50%) immediately upon grant with the remainder vesting in four equal monthly installments beginning on March 1, 2015 subject to Mr. Lanfri’s continued service as a member of our board of directors. Mr. Lanfri did not take any action to accept such grant and, on March 5, 2015, officially rejected this grant. Mr. Lanfri did not receive any cash or other compensation for his service as a member of the Office of the CEO.

Other Compensation Policies

Stock Ownership Guidelines
We recognize the value that executive stock ownership has in aligning management’s interests with those of our stockholders. We maintain a stock ownership policy by which our NEOs are requested to hold a set percentage of common stock in an amount representing a multiple of base salary within a certain period of time.

Our current stock ownership requirements as implemented in 2013 are set forth below:

•	CEO - ownership of vested shares equal to 3x base cash compensation to be achieved within 5 years after January 1, 2013, or date of acceptance of position, whichever is later;

•	CFO - ownership of vested shares equal to 1x base cash compensation within 5 years after January 1, 2013, or date of acceptance of position, whichever is later; and

•	Other NEOs - ownership of vested shares equal to 1x base cash compensation to be achieved within five years after January 1, 2014, or date of acceptance of position, whichever is later.

Hedging and Pledging Policies
Our insider trading policy prohibits our Section 16 officers and members of our board of directors from derivative securities transactions, including hedging, with respect to our common stock and from pledging company securities as collateral or holding company securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”), limits the amount that we may deduct from our federal income taxes for remuneration paid to certain executive officers and excluding the Chief Financial Officer, to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation and considers deductibility when analyzing potential compensation alternatives, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible.

Taxation of “Parachute” Payments and Deferred Compensation
We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2015, and we have not agreed and are not otherwise obligated to provide any NEOs with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

 Accounting Treatment
We account for stock-based compensation in accordance with the authoritative guidance, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient is required to render service in exchange for the option or other award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and included in this proxy statement.

Submitted by the Compensation Committee of the board of directors:

Gabrielle Toledano (Chair)
Philip Koen
Thomas Reilly
Ted E. Schlein

COMPANY COMPENSATION POLICIES AND PRACTICES, RISK ANALYSIS

The Compensation Committee and the full board of directors considered whether our compensation policies and practices, and, in particular, our variable performance compensation plans, incent participants to take increased risks, which could reasonably result in a material adverse effect to us. The board of directors and Compensation Committee concluded that these plans and their elements, policies and practices do not create an incentive to take unreasonable risks that could result in material adverse effects on us. In reaching this conclusion, our board of directors and Compensation Committee members noted the following:

•	Our incentive plans focus on key performance metrics, which are less susceptible to manipulation or being favorably influenced by risk-taking activity.

•	We do not engage in any derivative transactions, forward or futures contracts or other “bet-the-company” contracts.

•	A meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our long-term prosperity is an important goal of participants.

COMPENSATION RECOVERY POLICIES

The Compensation Committee has not yet adopted a policy with respect to making retroactive adjustments to any cash or equity-based incentive compensation paid to our NEOs or other employees where the payment was based on the achievement of financial results that were subsequently revised. The Compensation Committee intends to adopt a general compensation recovery policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 24, 2016. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company
Elisa A. Steele	49	President, Chief Executive Officer and Director
Bryan J. LeBlanc	49	Executive Vice President and Chief Financial Officer
Ofer Ben-David	44	Executive Vice President, Engineering
Jeff Lautenbach	47	President Worldwide Field Operations
David Puglia	53	Executive Vice President and Chief Marketing Officer

For information on the business and background of Ms. Steele, see “Election of Directors” above.

Bryan J. LeBlanc, has served as our Executive Vice President and Chief Financial Officer since July 2008. Prior to joining us, Mr. LeBlanc served as the Chief Financial Officer of Webtrends Inc., a web analytics software company, from March 2006 to July 2008. Prior to that, Mr. LeBlanc served as Vice President of Finance and Operations for Mercury Interactive Corporation from May 2002 to March 2006. From March 2001 to May 2002, Mr. LeBlanc served as Chief Financial Officer of inSilicon Corporation, a semiconductor IP provider. From March 2000 to March 2001, Mr. LeBlanc was Chief Financial Officer for Fogdog, Inc., an online retailer of sporting goods and related merchandise. From June 2007 to September 2009, Mr. LeBlanc was a member of the board of directors of Borland Software Corporation. Mr. LeBlanc is currently a director on the board of directors of SOASTA. Mr. LeBlanc holds an M.B.A. in Finance and Marketing from Santa Clara University and a B.A. in Biology from Holy Cross College.

Ofer Ben-David, has served as our Executive Vice President of Engineering since December 2014. Prior to joining us, from August 2013 to December 2014, Mr. Ben-David served as Vice President of Engineering and, from May 2011 through August 2013, as Senior Director of Engineering at VMware, a cloud and virtualization software and services provider. Prior to VMware, from January 2011 to May 2011, Mr. Ben-David served as Vice President, Product Development, Quality Assurance and Performance at Oracle Corporation, a computer technology company. From April 2009 through December 2010, Mr. Ben-David served as Senior Director of Research and Development Engineering Services at Hewlett-Packard Company, an information technology company. From December 2006 through March 2009, Mr. Ben-David served as Senior Director of Quality Assurance and Offshore Management for Mercury Products at Hewlett-Packard. Mr. Ben-David joined Hewlett-Packard as a result of its merger with Mercury Interactive Services, a business technology optimization solutions provider. From December 2004 through December 2006, Mr. Ben-David served as Director of Quality Assurance at Mercury Interactive. Mr. Ben-David holds a B.S. degree in Political Science from Bar-Ilan University and an M.B.A. from Heriot-Watt University.

Jeff Lautenbach, has served as our President Worldwide Field Operations since August 2015. Prior to joining us, Mr. Lautenbach served as the Chief Revenue Officer of hc1.com the worldwide leader in Healthcare Relationship Management, from February 2014 to August 2015. Prior to that, Mr. Lautenbach served as President of CRM at SAP, responsible for leading strategy, sales, operations and mergers and acquisitions, from December 2012 to February 2014. Previously, he served as Senior Vice President for North America Enterprise Commercial Sales for salesforce.com, inc. ("salesforce"), a provider of cloud-based CRM solutions. Mr. Lautenbach was at salesforce from January 2011 to December 2012. Prior to salesforce, Mr. Lautenbach served in a variety of roles over 19 years at IBM, most recently serving as Vice President, West IMT for the Software Group. Mr. Lautenbach currently serves on two private company boards. Mr. Lautenbach holds a B.A. from Xavier University and an MBA from the University of Illinois.

David Puglia, has served as our Executive Vice President and Chief Marketing Officer since October 2015 and is responsible for leading the company’s worldwide marketing strategies, including branding, end-to-end marketing functions, product marketing, corporate communications and other go-to-market initiatives . Prior to joining Jive, from September 2012 to May 2015, Mr. Puglia served as Chief Marketing Officer at Front Range Solutions, a global leader in Hybrid IT software for mobile device management, which was acquired by ClearLake Partners in February 2015. Previously, Mr. Puglia served as Chief Marketing Officer and SVP, Business Development at ENXSUITE, a leader in energy performance management, from July 2010 to October 2012. Mr. Puglia holds B.S. degrees in Computer Science and Psychology from Rutgers University-Camden.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during the years ended December 31, 2015, 2014 and 2013 by (i) our current Principal Executive Officer (“PEO”); (ii) one person who served as our PEO during 2015 as a member of the Office of the CEO, but was not serving as our PEO as of December 31, 2015; (iii) our Principal Financial Officer (“PFO”); and (iv) our next three highest compensated executive officers (collectively, the “named executive officers” or "NEOs").

Summary Compensation Table for 2015

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Elisa A. Steele(4)	2015	$500,000	$—	$2,670,000	$1,334,850	$282,500	$14,400	$4,801,750
President, Chief Executive Officer and Director	2014	391,170	—	4,155,450	—	—	14,000	4,560,620

William A. Lanfri(5)	2015	—	—	246,396	—	—	—	246,396
Director and former Member of the Office of the CEO	2014	—	—	239,905	—	—	—	239,905

Bryan J. LeBlanc	2015	387,435	—	739,590	369,753	84,000	4,800	1,585,579
Executive Vice President and	2014	290,000	—	732,600	199,065	—	4,667	1,226,332
Chief Financial Officer	2013	274,994	—	490,200	246,900	—	4,667	1,016,761

Ofer Ben-David(6)	2015	343,750	—	2,051,000	266,970	73,500	13,750	2,748,970
Executive Vice President, Engineering	2014	11,250	50,000	—	—	—	—	61,250

Jeff Lautenbach(7)	2015	142,564	200,000	986,700	232,513	—	4,000	1,565,777
President, Worldwide Field
Operations

David Puglia(8)	2015	72,885	—	404,800	428,313	15,189	—	921,187
Executive Vice President and
Chief Marketing Officer

(1)
Represents the grant date fair value. See Notes 2 and 9 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for information on the valuation assumptions and other related information.

(2)	Amounts in this column represent amounts earned pursuant to our Executive Bonus Plan as described in further detail below in the Grants of Plan-Based Awards Table.

(3)	All other compensation for 2015 includes the following:

Name	401(k) Matching Contributions	Other	Total
Elisa A. Steele	$14,400	$—	$14,400
William A. Lanfri	—	—	—
Bryan J. LeBlanc	4,800	—	4,800
Ofer Ben-David	13,750	—	13,750
Jeff Lautenbach	4,000	—	4,000
David Puglia	—	—	—

(4)
Ms. Steele's employment with us began in January 2014. In recognition of her performance during 2015, the Compensation Committee used its discretion, within the plan, to grant Ms. Steele an additional $125,000 bonus.

(5)
Mr. Lanfri is a member of our board of directors and served as an employee as a member of the Office of the CEO from November 10, 2014 through February 9, 2015. Accordingly, compensation information for 2013 is not included. Compensation information provided relates to Mr. Lanfri’s compensation received in connection with his role as a director during 2015 and 2014. Mr. Lanfri did not accept any additional compensation for his services as a member of the Office of the CEO.

(6)	Mr. Ben-David’s employment began in December 2014 and, accordingly, compensation information is provided from that time.

(7)
Mr. Lautenbach's employment began in August 2015, and accordingly, compensation information is provided from that time. Mr. Lautenbach was paid a $200,000 sign-on bonus after 30 days of employment with the Company. Mr. Lautenbach did not participate in the Company's 2015 Non-Equity Incentive Plan.

(8)	Mr. Puglia's employment began in October 2015, and accordingly, compensation information is provided from that time.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2015

Name	Grant date(1)	Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)	All other Option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Elisa A. Steele	—	$300,000	$375,000	$562,500	—	—	$—	$—
	2/13/2015	—	—	—	500,000	—	—	2,670,000
	2/13/2015	—	—	—	—	500,000	5.34	1,334,850

William A. Lanfri(3)	—	—	—	—
	5/21/2015	—	—	—	42,629	—	—	229,856

Bryan J. LeBlanc	—	160,000	200,000	300,000	—	—	—	—
	2/13/2015	—	—	—	138,500	—	—	739,590
	2/13/2015	—	—	—	—	138,500	5.34	369,753

Ofer Ben-David	—	140,000	175,000	262,500
	2/13/2015	—	—	—	350,000	—	—	2,051,000
	2/13/2015	—	—	—	—	100,000	5.34	266,970

Jeff Lautenbach(4)	—	—	—	—	—	—	—	—
	11/12/2015	—	—	—	195,000	—	—	986,700
	11/12/2015	—	—	—	—	95,000	5.06	232,513

David Puglia	—	120,000	150,000	225,000
	11/12/2015	—	—	—	80,000	—	—	404,800
	11/12/2015	—	—	—	—	175,000	5.06	428,313

(1)
For each of the named executive officers, the target bonus was set by our Compensation Committee and was based on achieving 100% of the plan goals. For the 2015 bonus, for achieving the threshold level of plan goals, the bonus would equal 80% of the target bonus. For achieving the maximum level of plan goals, the bonus would equal 150% of the target bonus.

(2)
See Notes 2 and 9 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for information on the valuation assumptions and other related information.

(3)
Mr. Lanfri is a member of our board of directors and served as an employee as a member of the Office of the CEO from November 10, 2014 through February 9, 2015. Compensation information provided relates to Mr. Lanfri’s compensation received in connection with his role as a director during 2015 . Mr. Lanfri did not accept any additional compensation for his services as a member of the Office of the CEO.

(4)	Mr. Lautenbach was not eligible for participation in the Company's 2015 Non-Equity Incentive Plan.

Option Exercises and Stock Vested for the Year Ended December 31, 2015

The following table summarizes stock options exercised and RSUs vested during 2015 for each NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Elisa A. Steele	—	$—	187,500	$931,954
William A. Lanfri	—	—	35,801	174,605
Bryan J. LeBlanc	—	—	53,052	275,178
Ofer Ben-David	—	—	87,500	438,156
Jeff Lautenbach	—	—	12,188	61,184
David Puglia	—	—	5,000	25,100

(1)	This amount represents the fair value of our common stock on the date of exercise, less the option exercise price multiplied by the number of shares for which the option was exercised.

(2)	This amount represents the fair value of our common stock on the date of vest multiplied by the number of shares that vested.

Outstanding Equity Awards at Year End 2015

The following table sets forth the outstanding equity awards held by the NEOs as of December 31, 2015:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/Sh)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Elisa A. Steele	104,167	395,833	$5.34	2/13/2025	(1)	$—		$—
	—	—	—	—		210,937	(9)	860,623
	—	—	—	—		406,250	(10)	1,657,500
William A. Lanfri	30,000	—	12.00	12/12/2021		—		—
	—	—	—	—		14,486	(11)

Bryan J. LeBlanc	552,841	—	0.53	7/31/2018		—		—
	380,188	—	0.56	4/17/2019		—		—
	100,000	—	2.61	9/8/2020		—		—
	22,396	2,604	17.41	5/23/2022	(2)	—		—
	20,625	9,375	16.34	3/21/2023	(3)	—		—
	22,917	27,083	8.14	2/29/2024	(4)			—
	28,854	109,646	5.34	2/13/2025	(5)	—		—
	—	—	—	—		6,250	(12)	25,500
	—	—	—	—		15,000	(13)	61,200
	—	—	—	—		16,665	(14)	67,993
	—	—	—	—		112,531	(15)	459,126

Ofer Ben-David	25,000	75,000	5.34	2/13/2025	(6)	—		—
	—	—	—	—		262,500	(16)	1,071,000

Jeff Lautenbach	7,917	87,083	5.06	11/12/2025	(7)	—		—
	—	—	—	—		182,812	(17)	745,873

David Puglia	7,292	167,708	5.06	11/12/2025	(8)	—		—
	—	—	—	—		75,000	(17)	306,000

(1)	These options vested as to 1/48 of the total granted on March 9, 2015, with an additional 1/48 vesting monthly over the following 47 months with the full vesting occurring on February 9, 2019.

(2)
These options vested as to 25% of the total granted on May 23, 2013, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on May 23, 2016.

(3)
These options vested as to 25% of the total granted on March 21, 2014, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on March 21, 2017.

(4)	These options vested as to 1/48 of the total granted on March 31, 2014, with an additional 1/48 vesting monthly over the following 47 months with the full vesting occurring on February 28, 2018.

(5)	These options vested as to 1/48 of the total granted on March 9, 2015, with an additional 1/48 vesting monthly over the following 47 months with the full vesting occurring on February 9, 2019.

(6)	These options vested as to 1/48 of the total granted on January 19, 2015, with an additional 1/48 vesting monthly over the following 47 months with the full vesting occurring on December 19, 2018.

(7)	These options vested as to 1/48 of the total granted on September 24, 2015, with an additional 1/48 vesting monthly over the following 47 months with the full vesting occurring on August 24, 2019.

(8)	These options vested as to 1/48 of the total granted on November 5, 2015, with an additional 1/48 vesting monthly over the following 47 months with the full vesting occurring on October 5, 2019.

(9)	These shares vested as to 1/12 of the total granted on May 16, 2014, with an additional 1/12 vesting quarterly over the following 11 quarters with the full vesting occurring on February 16, 2018.

(10)	These shares vested as to 1/12 of the total granted on May 16, 2015, with an additional 1/12 vesting quarterly over the following 11 quarters with the full vesting occurring on February 16, 2019.

(11)	These shares vested as to 25% of the total granted on August 21, 2015, with an additional 25% vesting on each of November 20, 2015, February 22, 2016 and May 20, 2016.

(12)	These shares vested as to 25% of the total granted on each of May 16, 2013, May 16, 2014 and May 18, 2015. The remaining 25% vests on May 16, 2016.

(13)	These shares vested as to 25% of the total granted on each of May 16, 2014 and May 18, 2015, with an additional 25% vesting on each of May 16, 2016 and May 16, 2017.

(14)	These shares vested as to 1/12 of the total granted on May 16, 2014, with an additional 1/12 vesting quarterly over the following 11 quarters with the full vesting occurring on February 16, 2017.

(15)	These shares vested as to 1/16 of the total granted on May 16, 2015, with an additional 1/16 vesting quarterly over the following 15 quarters with the full vesting occurring on February 16, 2019.

(16)	These shares vested as to 1/16 of the total granted on February 16, 2015, with an additional 1/16 vesting quarterly over the following 15 quarters with the full vesting occurring on November 16, 2018.

(17)	These shares vested as to 1/16 of the total granted on November 30, 2015, with an additional 1/16 vesting quarterly over the following 15 quarters with the full vesting occurring on August 16, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 24, 2016, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Executive Compensation”), and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each listed stockholder is c/o Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the person.

Beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date or RSUs that vest within 60 days of the determination date, which in the case of the following table is March 24, 2016. Such shares issuable pursuant to stock options or restricted stock are deemed outstanding for computing the percentage of the person holding such options or RSUs but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 76,592,147 shares of common stock outstanding as of March 24, 2016.

5% or greater stockholders:	Number of Shares(1)	Percent of Shares Outstanding
Entities affiliated with Sequoia Capital(2)	13,560,186	17.7%
Matthew Tucker(3)	6,234,160	8.1%
Francisco Partners Management, LLC(4)	5,811,385	7.6%
Entities affiliated with Kleiner Perkins Caufield & Byers(5)	4,850,581	6.3%

Named executive officers and directors:
Theodore (“Ted”) E. Schlein(6)	4,969,406	6.5%
Bryan J. LeBlanc	1,016,690	1.3%
William A. Lanfri(7)	698,043	*
Anthony Zingale(8)	695,541	*
Elisa A. Steele	418,121	*
Charles (“Chuck”) J. Robel	249,779	*
Ofer Ben-David	132,943	*
Thomas J. Reilly	107,024	*
Margaret ("Marge") A. Breya	85,507	*
Jeff Lautenbach	48,661	*
David Puglia	38,332	*
Stephen ("Steve") R. Darcy	—	*
Philip Koen	—	*
Gabrielle Toledano	—	*

All current executive officers and directors as a group (14 persons)	8,460,047	10.7%

*Less than 1%

(1)	Includes RSUs that vest within 60 days of March 24, 2016 as well as shares of common stock subject to options currently exercisable or exercisable within 60 days of March 24, 2016 as follows:

	Option Awards	RSU Awards
Bryan J. LeBlanc	930,144	37,728
Anthony Zingale	693,541	—
Charles (“Chuck”) J. Robel	160,000	20,641
Elisa A. Steele	156,251	109,375
Ofer Ben-David	35,417	43,750
Margaret ("Marge") A. Breya	32,016	22,171
William A. Lanfri	30,000	21,314
Theodore (“Ted”) E. Schlein	30,000	19,070
Thomas J. Reilly	27,624	21,616
David Puglia	25,521	10,000
Jeff Lautenbach	15,833	24,375
Stephen ("Steve") R. Darcy	—	—
Philip Koen	—	—
Gabrielle Toledano	—	—

All executive officers and directors as a group	2,136,347	330,040

(2)
Includes 12,852,325 shares held by Sequoia Capital Growth Fund III, L.P., 597,327 shares held by Sequoia Capital Growth Principals Fund III and 110,534 shares held by Sequoia Capital Growth Partners III, L.P., collectively the Sequoia Funds. SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III and Sequoia Capital Growth Partners III, and the managing member of Sequoia Capital Growth III Principals Fund (collectively referred to as Sequoia Capital). The managing members of SCGF Management III, LLC, Roelof Botha, J. Scott Carter, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz, have shared voting and dispositive powers over the shares. Mr. Goetz ceased being a member of our board of directors on December 29, 2015. The address for Sequoia Capital is 3000 Sand Hill Road, 4-250, Menlo Park, CA 94025.

(3)
Includes 5,755,546 shares held by the Matthew Tucker Trust under agreement dated May 26, 2011, of which Mr. Tucker is the trustee, 475,805 shares held by the Tucker Family 2011 Irrevocable Trust under agreement dated June 1, 2011, of which Mr. Tucker is the trustee, and 2,809 shares held directly by Mr. Tucker.

(4)
Based solely on the information reported in the Schedule 13F filed with the SEC by Francisco Partners Management, LP (“Francisco Partners”) on February 12, 2016. Consists of 5,811,385 shares beneficially held by Francisco Partners, all of which Francisco Partners possesses sole voting and dispositive power. The address for Francisco Partners is One Letterman Drive, Building C - Suite 410, San Francisco, CA 94129.

(5)
All 4,850,581 shares are held by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”). The managing member of KPCB XIII is KPCB XIII Associates, LLC (“KPCB XIII Associates”). Brook H. Byers, L. John Doerr, Raymond J. Lane and Theodore E. Schlein, the managing directors of KPCB XIII Associates, exercise shared voting and dispositive control over the shares held by KPCB XIII. The shares held by Kleiner Perkins Caufield & Byers XIII, LLC are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of the individual managers and other individuals and entities that each exercises its own voting and dispositive control over the shares for its own account. Mr. Schlein is a member of our board of directors. The address for KPCB Holdings, Inc. is 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)
Includes of shares listed in footnote (5) above, which are held by KPCB Holdings, Inc. and shares of common stock subject to option and RSU awards held by Mr. Schlein as detailed in footnote (1) above. Mr. Schlein, one of our directors, is a managing partner of the general partner of KPCB Holdings, Inc., and therefore may be deemed to share voting power and investment control over the shares held by KPCB Holdings, Inc.

(7)
Includes 581,058 shares held by the William A. Lanfri TR UA 07/09/13 Oakview Trust, of which Mr. Lanfri is the trustee, shares individually held by Mr. Lanfri, and shares of common stock subject to the options and RSUs held by Mr. Lanfri as detailed in footnote (1) above.

(8)
Includes 2,000 shares held by The Sam Maxwell Zingale Trust U/A DTD 12-11-00, for which Mr. Zingale serves as a trustee, and shares of common stock subject to options held by Mr. Zingale as detailed in footnote (1) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transaction were reported, we believe that, during the fiscal year ended December 31, 2015, our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a); except that in March 2015, Mr. Reilly filed a late Form 4 covering three transactions, two of which represented transactions occurring in 2014. The late filing did not result in any liability under Section 16(b) of the Exchange Act.

EMPLOYMENT AGREEMENTS, OFFER LETTERS AND POTENTIAL PAYMENTS
UPON TERMINATION OR CHANGE-OF-CONTROL

Elisa A. Steele

We entered into an executive employment agreement with Ms. Steele in December 2013 in connection with her role as Executive Vice President, Chief Marketing Officer and Strategy. In August 2014, Ms. Steele was promoted to Executive Vice President, Marketing and Products and, in November 2014, Ms. Steele was appointed President and member of the Office of the CEO. On February 9, 2015, in connection with her appointment to the role of Chief Executive Officer and President, we entered into an Amended and Restated Offer Letter with Ms. Steele which continues her employment on an at-will basis. She is currently paid an annual base salary of $500,000 and is eligible to receive an annual target bonus of $375,000. Further, in connection with her appointment as Chief Executive Officer and President, Ms. Steele received a stock option to purchase 500,000 shares of our common stock at an exercise price equal to the fair market value of a share of our common stock on the grant date and 500,000 RSUs. In addition, we entered into an Amended and Restated Change of Control and Retention Agreement with Ms. Steele to provide certain benefits upon an involuntary termination other than for cause, or resignation for good reason during a change of control period or in connection with a change of control such that Ms. Steele will receive (subject to Ms. Steele signing and not revoking a release of claims): (1) a severance payment equal to 18 months of her base salary, (2) a lump sum payment equal to 18 multiplied by the cost of a single month of COBRA coverage (if Ms. Steele is covered by our health care plan), (3) a bonus severance payment equal to 150% of the greater of (i) the annual target bonus for the year in which Ms. Steele’s employment is terminated, and (ii) the actual bonus Ms. Steele would earn under our executive bonus plan in effect in the fiscal year in which the date of her termination occurs based on our achievement against the metrics established under the plan and assuming that any individual goals for Ms. Steele are achieved at target levels, and (4) accelerated vesting as to 100% of the then-unvested shares subject to each of Ms. Steele’s then-outstanding equity awards. In addition, upon an involuntary termination other than for cause, or resignation for good reason other than during a change of control period or in connection with a potential change of control, Ms. Steele will receive (subject to Ms. Steele signing and not revoking a release of claims): (1) a severance payment equal to 12 months of her base salary, (2) a lump sum payment equal to 12 multiplied by the cost of a single month of COBRA coverage (if Ms. Steele is covered by our health care plan), (3) a bonus severance payment equal to the greater of (i) the annual target bonus for the year in which Ms. Steele’s employment is terminated, and (ii) the actual bonus Ms. Steele would earn under our executive bonus plan in effect in the fiscal year in which the date of her termination occurs based on our achievement against the metrics established under the plan and assuming that any individual goals for Ms. Steele are achieved at target levels, and (4) accelerated vesting of the number of shares subject to each of her equity awards that otherwise would vest during the 12 month period immediately following the date of termination under the equity award’s vesting schedule had Ms. Steele continued to be employed through the end of such 12 month period.

William Lanfri

We did not enter into an employment agreement with Mr. Lanfri in connection with his role as a member of the Office of the CEO from November 10, 2014 through February 9, 2015. On February 9, 2015, the Compensation Committee approved a grant to Mr. Lanfri of 100,000 RSUs, with an effective date of February 13, 2015, as compensation for his services as a member of the Office of Chief Executive Officer. Mr. Lanfri did not take any action to accept such grant and, on March 5, 2015, Mr. Lanfri formally rejected the RSU grant. Mr. Lanfri has not received any cash or other compensation other than his standard compensation for serving as a director as outlined in “Non-Employee Director Compensation.”

Bryan J. LeBlanc

We entered into an offer letter with Mr. LeBlanc, our Chief Financial Officer, in June 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. LeBlanc’s current annual base salary is $400,000 and his annual target bonus opportunity is 50% of his annual base salary. Mr. LeBlanc’s Change of Control and Retention Agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards, or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. LeBlanc is either involuntarily terminated without cause or is terminated by Mr. LeBlanc for good reason, each within 12 months following a change of control. In addition, in August 2011, our board of directors adopted a policy that provides that, if Mr. LeBlanc is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and, if Mr. LeBlanc is involuntarily terminated without cause or if Mr. LeBlanc terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation. The receipt of these severance benefits is subject to Mr. LeBlanc signing and not revoking a release of claims.

Ofer Ben-David

We entered into an offer letter with Mr. Ben-David, our Executive Vice President, Engineering, in December 2014. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Ben-David’s current annual base salary is $350,000 and his annual target bonus opportunity is 50% of his annual base salary. Mr. Ben-David’s Change of Control and Retention Agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards, or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. Ben-David is either involuntarily terminated without cause or is terminated by Mr. Ben-David for good reason, each within 12 months following a change of control. In addition, if Mr. Ben-David is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and, if Mr. Ben-David is involuntarily terminated without cause or if Mr. Ben-David terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation. The receipt of these severance benefits is subject to Mr. Ben-David signing and not revoking a release of claims.

Jeff Lautenbach

We entered into an offer letter with Mr. Lautenbach, our President, Worldwide Field Operations, in August 2015. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Lautenbach's current annual base salary is $400,000 and his annual target bonus opportunity is 100% of his annual base salary. Mr. Lautenbach's Change of Control and Retention Agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards, or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. Lautenbach is either involuntarily terminated without cause or is terminated by Mr. Lautenbach for good reason, each within 12 months following a change of control. In addition, if Mr. Lautenbach is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and, if Mr. Lautenbach is involuntarily terminated without cause or if Mr. Lautenbach terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation. The receipt of these severance benefits is subject to Mr. Lautenbach signing and not revoking a release of claims.

David Puglia

We entered into an offer letter with Mr. Puglia, our Senior Vice President and Chief Marketing Officer, in October 2015. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Puglia's current annual base salary is $300,000 and his annual target bonus opportunity is 50% of his annual base salary. Mr. Puglia's Change of Control and Retention Agreement provides for acceleration of the then-outstanding equity awards by an amount equal to the lesser of 1) the then-outstanding equity awards, or 2) 50% of the total number of shares subject to such equity award at the time of its grant in the event Mr. Puglia is either involuntarily terminated without cause or is terminated by Mr. Puglia for good reason, each within 12 months following a change of control. In addition, if Mr. Puglia is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and, if Mr. Puglia is involuntarily terminated without cause or if Mr. Puglia terminates his employment for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation. The receipt of these severance benefits is subject to Mr. Puglia signing and not revoking a release of claims.

Summary of Benefits

Potential Payments Upon Termination Following Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers as of December 31, 2015 if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change of control on December 31, 2015:

Name	Cash severance benefits	Value of benefit continuation	Number of options that would vest	Intrinsic value of options that would vest(1)	Number of RSUs that would vest	Value of RSUs that would vest(2)	Total severance benefits
Elisa A. Steele(3)	$750,000	$31,358	395,833	$—	617,187	$2,518,123	$3,299,481
William Lanfri	—	—	—	—	—	—	—
Bryan J. LeBlanc	400,000	20,905	74,354	—	75,223	306,910	727,815
Ofer Ben-David	350,000	20,905	37,500	—	131,250	535,500	906,405
Jeff Lautenbach	400,000	20,905	43,542	—	91,406	372,936	793,841
David Puglia	300,000	15,675	83,854	—	37,500	153,000	468,675

(1)
Intrinsic value is calculated as the difference between the fair value of a share of common stock underlying the options subject to accelerated vesting on December 31, 2015 and the exercise price of these options, multiplied by the number of unvested shares.

(2)	Value of RSUs that would vest is calculated as the number of shares that would vest multiplied by the fair value of our common stock on December 31, 2015.

(3)	Ms. Steele's total cash severance benefit includes a bonus payout which would be determined to be the greater of 100% annual target bonus or actual bonus payment.

Potential Payments Upon Termination Not Following Change of Control
The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers as of December 31, 2015 if their employment had been terminated by us without cause or if they experienced a constructive termination, not following a change of control on December 31, 2015:

Name	Cash severance benefits	Value of benefit continuation	Number of options that would vest	Intrinsic value of options that would vest(1)	Number of RSUs that would vest	Value of RSUs that would vest(2)	Total severance benefits
Elisa A. Steele(3)	$500,000	$20,905	125,000	$—	218,750	$892,500	$1,413,405
William Lanfri	—	—	—	—	—	—	—
Bryan J. LeBlanc	300,000	15,679	—	—	—	—	315,679
Ofer Ben-David	262,500	15,679	—	—	—	—	278,179
Jeff Lautenbach	300,000	15,679	—	—	—	—	315,679
David Puglia	225,000	11,756	—	—	—	—	236,756

(1)
Intrinsic value is calculated as the difference between the fair value of a share of common stock underlying the options subject to accelerated vesting on December 31, 2015 and the exercise price of these options, multiplied by the number of unvested shares.

(2)	Value of RSUs that would vest is calculated as the number of shares that would vest multiplied by the fair value of our common stock on December 31, 2015.

(3)	Ms. Steele's total cash severance benefit includes a bonus payout which would be determined to be the greater of 150% annual target bonus or actual bonus payment.

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

We have entered into employment and consulting arrangements with certain of our current executive officers. See “Employment Agreements, Offer Letters and Potential Payments Upon Termination or Change-of-Control.”

We have also entered into indemnification agreements with each of our directors and officers, as well as certain stockholders affiliated with our directors.

OTHER MATTERS

We know of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters that are not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 28, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Such proposals must be delivered to our Secretary, at Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws.

To be timely for our 2017 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices not earlier than February 11, 2017 and not later than the close of business on March 13, 2017.

However, if the date of our 2017 annual meeting of stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the 10th day following the day on which Public Announcement of the date of such annual meeting is first made.

A copy of the pertinent provisions of the amended and restated bylaws is available upon request to Investor Relations, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2015 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2015 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. The 2015 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Stockholders and on our website at http://www.jivesoftware.com.

JIVE SOFTWARE, INC.

April 27, 2016
Palo Alto, California

Jive Software, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on May 19, 2016.

Vote by Internet

- Go to **www.envisionreports.com/JIVE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors Recommends a Vote "FOR" each of the Nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4.

+

1. ELECTION OF THREE CLASS II DIRECTORS: 01 - Stephen ("Steve") R. Darcy 02 - Philip Koen 03 - Gabrielle Toledano

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as Jive Software's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
3. To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐
4. To approve, on an advisory basis, the stock option exchange program for employees (excluding named executive officers and directors).	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X +

02CIHC

Important notice regarding the Internet availability of proxy materials for the 2016 Annual Meeting of Stockholders.

The Proxy Statement and the 2015 Annual Report to Stockholders are available at:
www.envisionreports.com/JIVE

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

PROXY — JIVE SOFTWARE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF JIVE SOFTWARE, INC.

The undersigned hereby appoints Elisa Steele, Bryan LeBlanc, and Lisa Jurinka, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jive Software, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Jive Software, Inc. to be held May 20, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

(Continued and to be marked, dated, and signed, on the other side.)